UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

AOL Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2011

Dear Fellow Stockholders:

Please join us for AOL Inc.’s Annual Meeting of Stockholders on May 25, 2011, at 9:00 a.m. (Pacific Time) at the Crowne Plaza Hotel, Mediterranean Ballroom, 4290 El Camino Real, Palo Alto, California 94306. We are pleased to be utilizing the SEC rule allowing companies to furnish proxy materials to their stockholders over the internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting.

In accordance with this rule, we are sending stockholders of record at the close of business on March 30, 2011 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the internet, please follow the instructions for requesting such materials included in the notice as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. We also will report on matters of current interest to our stockholders.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting.

Thank you for your continued support of AOL Inc.

Sincerely,

Tim Armstrong

Chairman and Chief Executive Officer

PROXY VOTING METHODS

If at the close of business on March 30, 2011 you were a stockholder of record, you may vote your shares by proxy through the internet, by telephone or by mail, or you may vote in person at our Annual Meeting of Stockholders to be held on May 25, 2011 (the “Annual Meeting”). If at the close of business on March 30, 2011 you held shares through a benefit or compensation plan or a bank, broker or other nominee, you may vote by submitting voting instructions to your plan trustee, bank, broker or nominee. In these cases, you may vote directly over the internet or by telephone or mail by submitting a voting instruction form. We encourage you to vote through the internet or by telephone, both of which you may do 24 hours a day, 7 days a week. In addition, if at the close of business on March 30, 2011 you were a stockholder of record or held shares through a bank, broker or other nominee, you may vote in person at the Annual Meeting. Shares held through a benefit or compensation plan cannot be voted in person at the Annual Meeting. You may revoke your proxy at the time and in the manner described on page 4 of the Proxy Statement.

If you own your shares directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company N.A., proxies submitted via the internet or by telephone must be received by 2:00 a.m., Eastern Time, on Wednesday, May 25, 2011.

If you hold shares through a bank, broker or other nominee, voting instructions submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on Tuesday, May 24, 2011.

If you own your shares through a benefit or compensation plan, voting instructions submitted over the internet or by telephone must be received by 11:59 p.m., Eastern Time, on Sunday, May 22, 2011.

Proxies or voting instructions submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, and received not later than 12:00 p.m., Eastern Time, on Wednesday, May 25, 2011 or, if you own your shares through a benefit or compensation plan, by 11:59 p.m., Eastern Time, on Sunday, May 22, 2011.

To vote by proxy:

BY INTERNET

•	If you have internet access, by submitting the proxy by following the instructions included in the Notice of Internet Availability of Proxy Materials or your proxy card.

BY TELEPHONE

•	By submitting the proxy by following the telephone voting instructions included in the proxy card.

BY MAIL

•	If you have not already received a printed copy of the proxy materials by mail, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

AOL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. (Pacific Time) on Wednesday, May 25, 2011

PLACE	The Crowne Plaza Hotel, Mediterranean Ballroom, 4290 El Camino Real, Palo Alto, California 94306

ITEMS OF BUSINESS	1. To elect the 8 director nominees listed in the Proxy Statement.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

3. To hold an advisory vote on executive compensation.

4. To hold an advisory vote on the frequency of future advisory votes on executive compensation.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting if you were a stockholder of record at the close of business on March 30, 2011.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares via the internet, by telephone or, if you have received a printed copy of the proxy materials from us by mail, by completing, signing, dating and promptly returning the enclosed proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card. For shares held through a benefit or compensation plan or a bank, broker or other nominee, you may vote by submitting voting instructions to your plan trustee, bank, broker or nominee.

By Order of the Board of Directors,

Julie Jacobs

Executive Vice President, General Counsel and Corporate Secretary

This Notice of Annual Meeting and Proxy Statement

are being distributed or made available, as the

case may be, on or about April 7, 2011.

i

ii

AOL INC.

770 Broadway

New York, New York 10003

Telephone: (212) 652-6400

PROXY STATEMENT

Annual Meeting of Stockholders

May 25, 2011

9:00 a.m. (Pacific Time)

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of AOL Inc. (the “Company” or “AOL”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 25, 2011 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. If at the close of business on March 30, 2011 you were a stockholder of record or held shares through a bank, broker or other nominee, you are invited to vote your shares and attend the meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials via the internet. We believe that the e-proxy process will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 13, 2011 to stockholders of record entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or your proxy card and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the internet or to request a printed copy from us may be found in the Notice.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

•	Election of the director nominees listed in this Proxy Statement.

•	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2011.

•	Approval, on an advisory basis, of our executive compensation.

•	Approval, on an advisory basis, of the frequency of future advisory votes on our executive compensation.

Who is entitled to vote?

Stockholders as of the close of business on March 30, 2011 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 106,922,863 shares of our common stock outstanding and entitled to vote. You have one vote for each director nominee and for each other proposal to be voted on at the Annual Meeting with respect to each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

•	Held through a benefit or compensation plan—benefit or compensation plan holders generally cannot vote their shares directly and instead must instruct the plan trustee how to vote their shares.

What constitutes a quorum?

A majority of the voting power of the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be represented in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (resulting in a “broker non-vote”). Under current New York Stock Exchange (“NYSE”) rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on the proposals relating to the election of directors or the advisory votes on executive compensation and the frequency of future advisory votes on executive compensation.

How many votes are required to approve each proposal?

Each director nominee shall be elected at the Annual Meeting by the vote of a majority of the votes cast with respect to the nominee. A majority of the votes cast with respect to election of a director nominee means that the number of votes cast “for” a nominee must exceed the votes cast “against” that nominee (with “abstentions” and “broker non-votes” not counted as votes cast with respect to that nominee).

Any other proposal requires the affirmative vote of a majority of the voting power of the shares of common stock of the Company present in person or represented by proxy at the Annual Meeting and voting thereon.

How are votes counted?

You may vote “FOR” or “AGAINST” each of the director nominees, or you may “ABSTAIN” from voting for one or more nominees. You may vote for “ONE YEAR,” “TWO YEARS” or “THREE YEARS” or you may “ABSTAIN” from voting for the proposal relating to the advisory vote on the frequency of future advisory votes on executive compensation. You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on each of the other proposals.

With respect to the election of directors, neither an abstention nor a broker non-vote will count as a vote cast “for” or “against” a director nominee. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

With respect to each of the other proposals to be voted on at the Annual Meeting, neither an abstention nor a broker non-vote will count as voting with respect to the proposal. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the proposal.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “How does the Board recommend that I vote?” and in accordance with the discretion of the persons named on the proxy card (the “proxyholders”) with respect to any other matters that may be voted upon at the Annual Meeting.

Who will count the vote?

Representatives of Computershare Trust Company N.A., our transfer agent, will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

•	“ONE YEAR” with respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

How do I vote my shares without attending the Annual Meeting?

If you are a registered stockholder you may vote by granting a proxy using any of the following methods:

•	By Internet—If you have internet access, by submitting your proxy by following the instructions included in the Notice or your proxy card.

•	By Telephone—By submitting your proxy by following the telephone voting instructions included in the proxy card.

•

By Mail—If you have received or requested a printed copy of the proxy materials from us by mail, you may vote by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held through a benefit or compensation plan or in street name, your plan trustee or your bank, broker or other nominee should give you instructions for voting your shares. In these cases, you may vote via the internet, by telephone or by mail by submitting a voting instruction form.

Internet and telephone voting facilities will close at 2:00 a.m. (Eastern Time) on May 25, 2011 for the voting of shares held by stockholders of record, at 11:59 p.m. (Eastern Time) on May 22, 2011 for the voting of shares held through a benefit or compensation plan and at 11:59 p.m. (Eastern Time) on May 24, 2011 for the voting of shares held in street name.

Mailed proxy cards or voting instruction forms should be returned in the envelope provided to you with your proxy card or voting instruction form, and received by 12:00 p.m. (Eastern Time) on May 25, 2011 or, if you own your shares through a benefit or compensation plan, by 11:59 p.m. (Eastern Time) on May 22, 2011.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring either your Notice or proof of stock ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. You may obtain directions to the Annual Meeting by contacting our Corporate Secretary via email at corporatesecretary@teamaol.com, via phone at (212) 652-6450, via fax at (703) 466-9813 or via mail to AOL Inc., 770 Broadway, New York, New York 10003.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance via internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Shares held through a benefit or compensation plan cannot be voted in person at the Annual Meeting.

What does it mean if I receive more than one Notice or proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote via internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted via internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received at or prior to the Annual Meeting;

•	Submitting a vote at a later time via internet or telephone before the closing of those voting facilities at 2:00 a.m. (Eastern Time) on May 25, 2011;

•	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

•	Attending the Annual Meeting and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

If you hold shares through a benefit or compensation plan, you may change your vote and revoke your voting instructions if you do so no later than 11:59 p.m. (Eastern Time) on May 22, 2011. You cannot, however, revoke or change your voting instructions with respect to shares held through a benefit or compensation plan after that date, and you cannot vote those shares in person at the Annual Meeting.

Do I need a ticket to be admitted to the Annual Meeting?

To obtain admission to the Annual Meeting, you must register in advance by emailing corporatesecretary@teamaol.com, by calling (212) 652-6450 or by faxing (703) 466-9813. You may bring one immediate family member as a guest. Please register by May 22, 2011. Please include the following information in your email, voicemail or fax:

•	your name and mailing address;

•	whether you need special assistance at the Annual Meeting;

•	the name of your immediate family member guest, if one will accompany you; and

•

if your shares are held for you in the name of your bank, broker or other nominee or plan trustee, evidence of your stock ownership (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement) as of March 30, 2011.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders and guests must present a government-issued form of identification in order to be admitted to the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We are currently unaware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxyholders will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. We have hired Georgeson Inc. to solicit proxies. We will pay Georgeson Inc. a fee of $9,000, plus reasonable expenses, for these services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2011.

The Proxy Statement and Annual Report are available at http://corp.aol.com/proxymaterials.

ITEM 1—ELECTION OF DIRECTORS

The Board, upon recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), unanimously nominated the 8 director nominees listed below for election to the Board at the Annual Meeting. Each of the 8 nominees currently serves as a member of the Board and was last elected by the stockholders at the 2010 Annual Meeting of Stockholders, except for Mr. Alberto Ibargüen who was appointed to the Board in January 2011 after being recommended to the Nominating and Governance Committee by a third party search firm. Michael Powell, who currently is a member of the Board, is not standing for re-election as a director at the Annual Meeting in connection with the requirements of his recent appointment as President and Chief Executive Officer of the National Cable & Telecommunications Association. His service on the Board will end immediately prior to the Annual Meeting, at which time the size of the Board will be reduced to eight directors.

Directors elected at the Annual Meeting will be elected to hold office until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Unless otherwise instructed, the proxyholders intend to vote the proxies held by them for the election of the 8 nominees named below. The proxies cannot be voted for more than 8 candidates for director. If any of the 8 nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the proxyholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxyholders may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. Set forth below are the principal occupation, business experience, qualifications, directorships and certain other information for each of the 8 nominees as of April 1, 2011.

Nominees for Election as Directors

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

TIM ARMSTRONG Chairman and Chief Executive Officer AOL Inc. Director Since 2009 Age 40

Mr. Tim Armstrong has served as Chairman and Chief Executive Officer of AOL since April 7, 2009. Prior to that, Mr. Armstrong served as President, Americas Operations of Google Inc., an internet search engine company. Mr. Armstrong joined Google in 2000 as Vice President, Advertising Sales, and in 2004 was promoted to Vice President, Advertising and Commerce and then in 2007 was named President, Americas Operations and Senior Vice President. Before joining Google, Mr. Armstrong served as Vice President of Sales and Strategic Partnerships for Snowball.com from 1998 to 2000. Prior to that, he served as Director of Integrated Sales and Marketing at Starwave’s and Disney’s ABC/ESPN Internet Ventures. Mr. Armstrong started his career by co-founding and running a newspaper based in Boston, Massachusetts. Mr. Armstrong is a trustee of Lawrence Academy and is chair of the board of the Ad Council.

Mr. Armstrong brings to the Board extensive experience, expertise and background in internet marketing, sales and the interactive media industry gained from his former positions at Google Inc. He also possesses corporate leadership experience and extensive knowledge of our business gained from his position as Chief Executive Officer with responsibility for the day-to-day oversight of the Company’s business operations.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

RICHARD DALZELL Former Senior Vice President and Chief Information Officer Amazon.com, Inc. Director since 2009 Age 53

Mr. Richard Dalzell was Senior Vice President and Chief Information Officer of Amazon.com, Inc., an online retailer, until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to Amazon.com, Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart Stores, Inc. from 1994 to 1997.

Mr. Dalzell brings to the Board extensive experience, expertise and background in internet information technology gained from his recent service as the Chief Information Officer of Amazon.com. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com.

KAREN DYKSTRA Former Chief Operating Officer and Chief Financial Officer, Plainfield Direct Inc. Former Chief Financial Officer, Automatic Data Processing, Inc. Director since 2009 Age 52

Ms. Karen Dykstra is a former partner at Plainfield Asset Management LLC and was Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc. from 2006 to 2010. Plainfield Asset Management LLC manages investment capital for institutions and high net worth individuals in the United States and abroad. Plainfield Direct Inc., a direct lending and investment business of Plainfield Asset Management, is now known as Plainfield Direct LLC. Prior to joining Plainfield, Ms. Dykstra was the Chief Financial Officer of Automatic Data Processing, Inc., a company that provides business outsourcing solutions, from 2003 to 2006. Ms. Dykstra serves on the boards of directors of Gartner, Inc. and Crane Co.

Ms. Dykstra brings to the Board extensive experience, expertise and background with regard to accounting and financial matters gained from her previous position as the Chief Financial Officer and director of Plainfield Direct, Inc. and her previous service as the Chief Financial Officer of Automatic Data Processing, Inc., as well as her service on the Audit Committees of Gartner, Inc. and Crane Co. She also possesses public company board experience gained from her service on the boards of directors of Gartner, Inc. and Crane Co.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

ALBERTO IBARGÜEN President and Chief Executive Officer John S. and James L. Knight Foundation Director since 2011 Age 67

Mr. Alberto Ibargüen is the President and Chief Executive Officer of the John S. and James L. Knight Foundation, a private, independent foundation. Before joining the Foundation in 2005, Mr. Ibargüen served in various positions at Knight-Ridder, Inc. from 1995 to 2005, as Chairman & Publisher of The Miami Herald (1998) and as Vice President of International Operations, The Miami Herald and Publisher of El Nuevo Herald. Mr. Ibargüen serves on the boards of directors of AMR Corporation and PepsiCo, Inc.

Mr. Ibargüen brings to the Board extensive experience, expertise and background with regard to media, journalism, and financial matters gained from his current position as the Chairman and Chief Executive Officer of the John S. and James L. Knight Foundation and from his service in various positions at Knight-Ridder, in addition to his service on the Audit Committees of PepsiCo and AMR Corporation. He also brings public company board experience gained from his service on the boards of directors of PepsiCo and AMR Corporation.

SUSAN LYNE Chair Gilt Groupe, Inc. Director since 2009 Age 60

Ms. Susan Lyne has served as the Chair of Gilt Groupe, Inc., an online fashion and luxury brand retailer, since September 2010. Previously, she was Gilt Groupe’s Chief Executive Officer from September 2008 to September 2010. Ms. Lyne served as President, Chief Executive Officer and director of Martha Stewart Living Omnimedia, Inc., an integrated media and merchandising company, from 2004 to 2008. Prior to joining Martha Stewart Living, Ms. Lyne served in various positions at The Walt Disney Company, including President, ABC Entertainment from 2002 to 2004, Executive Vice President, Movies & Miniseries, ABC Entertainment from 1998 to 2002, and Executive Vice President, Acquisition, Development & New Business, Walt Disney Motion Picture Group, from 1996 to 1998. Prior to joining Walt Disney, she worked for News Corporation Ltd. and K-111 Communications for approximately nine years as Founder, Editor-in-Chief & Publication Director, Premiere magazine. Previously, Ms. Lyne served on the board of directors of CIT Group Inc. from 2006 until 2009.

Ms. Lyne brings to the Board extensive experience, expertise and background in interactive media, and internet marketing gained from her current position as the Chair of Gilt Groupe, her former role as Chief Executive Officer of Gilt Groupe, and her previous service as President and Chief Executive Officer of Martha Stewart Living and as President of ABC Entertainment. In addition, she brings corporate leadership experience gained from her former service as Chief Executive Officer of Gilt Groupe and Martha Stewart Living.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

PATRICIA MITCHELL President and Chief Executive Officer The Paley Center for Media Director since 2009 Age 68

Ms. Patricia Mitchell has served as President and Chief Executive Officer of The Paley Center for Media, a global non-profit cultural institution, since 2006. Before that, Ms. Mitchell was President and Chief Executive Officer of the Public Broadcasting Service, a non-profit public broadcasting television service, from 2000 to 2006. For more than two decades, Ms. Mitchell was a journalist and producer, serving as reporter, anchor, talk show host, producer and executive for three broadcast networks and several cable channels. Ms. Mitchell previously served on the board of directors of Sun Microsystems, Inc. from 2005 to 2010 and of Bank of America Corporation from 2001 to 2009.

Ms. Mitchell brings to the Board extensive experience, expertise and background in media, telecommunications and broadcasting gained from her current service as the President and Chief Executive Officer of The Paley Center for Media, as well as her former role as President and Chief Executive Officer of the Public Broadcasting Service. In addition, she brings public company board experience gained from her service on the boards of Sun Microsystems and Bank of America.

FREDRIC REYNOLDS Retired Executive Vice President and Chief Financial Officer CBS Corporation Director since 2009 Age 60

Mr. Fredric Reynolds was with CBS Corporation, a media company, and its predecessor companies from 1994 until he retired in August 2009. Mr. Reynolds was Executive Vice President and Chief Financial Officer of CBS Corporation from 2005 to 2009. He also served as President and Chief Executive Officer of the Viacom Television Stations Group of Viacom Inc., and President of the CBS Television Stations Division of CBS, Inc. Before that, he served as Executive Vice President and Chief Financial Officer of Viacom Inc. and its predecessor CBS Corporation which was formerly Westinghouse Electric Corporation. Mr. Reynolds joined Westinghouse from PepsiCo Inc. Mr. Reynolds serves on the boards of directors of Kraft Foods Inc., The Readers Digest Association, Inc. and Metro-Goldwyn-Mayer Studios Inc.

Mr. Reynolds brings to the Board extensive experience, expertise and background in media, telecommunications, accounting and financial matters gained from his service as the Chief Financial Officer of CBS Corporation, as well as his service on the Audit Committees of Kraft Foods Inc. and The Readers Digest Association, Inc. He also brings corporate leadership experience gained from his service in various senior executive positions at CBS and Viacom.

Name, Title, Age and Tenure as a Director	Principal Occupation, Business Experience, Qualifications and Directorships

JAMES STENGEL President and Chief Executive Officer The Jim Stengel Company, LLC Director since 2009 Age 55

Mr. James Stengel has been President and Chief Executive Officer of The Jim Stengel Company, LLC, a marketing think tank and consulting firm, since 2008. Mr. Stengel is also currently an adjunct marketing professor at UCLA’s Anderson School of Management. Mr. Stengel worked at The Procter & Gamble Company, a global consumer products company, from 1983 to 2008, holding a variety of positions including Global Marketing Officer from 2001 to 2008. Mr. Stengel serves on the board of directors of Motorola Mobility, Inc. and served on the board of directors of Motorola, Inc. prior to the spin-off of Motorola Mobility, Inc. in January 2011.

Mr. Stengel brings to the Board extensive experience, expertise and background in branding and marketing, having served as the Global Marketing Officer of Procter & Gamble. He also brings public company board experience and leadership development experience gained from his service as a board member and as a member of the Compensation and Leadership Committee of Motorola Mobility, Inc. and of Motorola, Inc. prior to the spin-off of Motorola Mobility, Inc. in January 2011.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS INFORMATION

Additional Information about Directors not Standing for Re-election

Michael Powell, age 48, has served as a director of the Company since 2009. Mr. Powell was recently appointed President and CEO of the National Cable & Telecommunications Association effective April 25, 2011. Mr. Powell has served as a Senior Advisor to Providence Equity Partners, a private equity firm, since 2005. Mr. Powell is also Chairman of the MK Powell Group, which focuses on strategic advice in the areas of technology, media and communications. Previously, Mr. Powell served as Chairman of the Federal Communications Commission from 2001 to 2005. He also served as the Chief of Staff of the Department of Justice’s Antitrust Division and was an attorney with the law firm of O’Melveny & Myers LLP. Mr. Powell serves on the boards of directors of Education Management Corporation and Archipelago Learning, Inc. Mr. Powell served on the board of directors of Cisco Systems, Inc. from March 2007 until April 2011. Previously, he served as Chairman of NTT DoCoMo’s 5th U.S. Advisory Board.

Mr. Powell has extensive experience, expertise and background in telecommunications and media gained from his background as a former senior federal government official, having served as the Chairman of the Federal Communications Commission, and Chairman of the MK Powell Group and his prior service on the board of Cisco Systems, Inc. Additionally, he has public company board experience gained from his service on the boards of directors of Cisco Systems, Education Management Corporation and Archipelago Learning.

Committees of the Board and Meetings

There are currently five standing committees of the Board: the Audit and Finance Committee, the Compensation Committee, the Nominating and Governance Committee, the Executive Committee and the Transactions Committee (each, a “Committee”). Currently, as discussed in more detail below, each Committee is comprised entirely of independent directors, consistent with our Corporate Governance Policy and the NYSE listing standards applicable to boards of directors generally and board committees in particular. Each Committee is authorized to retain its own outside counsel and other advisors as it desires.

The Board has adopted written charters for each of its standing committees, copies of which are posted on our website at www.corp.aol.com/corpgov. A stockholder also may request a copy of these materials in print, without charge, by contacting our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003. Each Committee reviews its charter on an annual basis and, as appropriate, makes recommendations to management or the full Board as a result of its charter review.

The following table summarizes the current membership of the Board and of each of its standing Committees, as well as the number of times the Board and each Committee met during 2010.

	Board	Audit and Finance	Compensation	Nominating and Governance	Executive	Transactions
Mr. Armstrong	Chair
Mr. Dalzell*	X		X
Ms. Dykstra*	X	Chair			X
Mr. Ibargüen*	X	X
Ms. Lyne*	X		X			X
Ms. Mitchell*	X			Chair	X
Mr. Powell* ‡	X			X		X
Mr. Reynolds*	X	X		X	Chair	Chair
Mr. Stengel*	X		Chair		X
Number of 2010 meetings	14	9	8	7	2	n/a

*	Independent director
‡	Mr. Powell will not be standing for re-election as a director at the Annual Meeting.

Each current director attended 75% or more of the total number of meetings of the Board and of the committees on which each such director served during 2010. Mr. Ibargüen, as stated above, became a director in 2011 and did not serve during 2010. The Transactions Committee of the Board (the “Transactions Committee”) was formed in January 2011.

In addition to the five standing committees, the Board may approve, and has from time to time approved, the creation of special committees to act on behalf of the Board between regularly scheduled Board meetings.

Audit and Finance Committee

The Audit and Finance Committee of the Board (the “Audit and Finance Committee”), among other things:

•	assists in the Board’s oversight of the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

•	selects an independent registered public accounting firm, taking into account the vote on ratification by stockholders at our annual meeting;

•	pre-approves all services to be provided to us by our independent registered public accounting firm;

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confers with our independent auditors to review the plan and scope of their proposed financial audit and quarterly reviews, as well as their findings and recommendations upon the completion of the audit and such quarterly reviews;

•	reviews the qualifications, independence and performance of our independent registered public accounting firm;

•	oversees our internal audit function;

•	meets with our independent auditor, our financial personnel and internal financial controllers regarding our internal controls, critical accounting policies and other matters; and

•	assists in overseeing our compliance, internal controls and risk management policies.

All members of the Audit and Finance Committee are “independent,” consistent with our Corporate Governance Policy, the NYSE listing standards applicable to boards of directors in general and audit committees in particular and SEC rules regarding audit committees. In addition, the Board has determined that each of the members of the Audit and Finance Committee is financially literate and that each of Mr. Reynolds and Ms. Dykstra have sufficient accounting and related financial management expertise to satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC.

In accordance with the Audit and Finance Committee charter, no Audit and Finance Committee member may simultaneously serve on more than two other public company audit committees unless the Board specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit and Finance Committee. None of the current members currently serves on more than two other public company audit committees.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”), among other things:

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sets our general policy regarding executive compensation and reviews, no less than annually, the compensation provided to our Chief Executive Officer (the “CEO”) and such other senior executives of the Company as the Compensation Committee may, from time to time, determine should be subject to the committee’s direct purview, currently including (i) the Company’s employees with the title of Executive Vice President or higher, (ii) any other Section 16 officer, and (iii) each of the Company’s other employees, if any, whose annual total target compensation has a value of $3 million or greater;

•

reviews and approves the compensation (including salary, bonus, equity, equity-based incentives and any other incentive compensation and other benefits, direct and indirect) of our CEO and other senior executives as are subject to the Committee’s direct purview;

•	reviews and approves corporate goals and objectives relevant to the CEO’s and other senior executives’ compensation, including annual performance objectives;

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oversees our disclosure regarding executive compensation, including the Compensation Committee report on executive officer compensation as required by the SEC to be included in our annual proxy statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K;

•	approves any employment agreements for our CEO and other senior executives;

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oversees the Company’s overall compensation structure, practices, benefit plans and human development policies, including, as appropriate, reviewing and recommending compensation and benefit plans for Board approval;

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annually considers whether there are any risks arising from the Company’s compensation policies and overall actual compensation practices for employees, including non-executive officers, that are reasonably likely to have a material adverse effect on the Company;

•	administers the Company’s executive bonus and equity-based incentive plans;

•	considers and recommends to the Board the frequency of the Company’s advisory vote on executive compensation;

•	oversees the Company’s response to any regulatory developments affecting compensation; and

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reviews and makes recommendations to the Board (together with the Nominating and Governance Committee) regarding the Company’s response to stockholder proposals related to compensation matters for inclusion in our annual proxy statement.

All members of the Compensation Committee are “independent” as defined by our Corporate Governance Policy and the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)).

Delegation of Authority with Respect to Equity Grants

The Compensation Committee has delegated limited authority to the CEO, the Company’s Chief Financial and Administrative Officer (the “CFAO”) and the Company’s Chief People Officer (the “CPO”) to make certain equity grants outside of the annual equity grant process to newly hired employees or those employees who are otherwise selected to receive a grant. The delegation to the CEO, CFAO and CPO does not include authority to make equity grants to employees with the title of Executive Vice President or higher, any other Section 16 officer and any employee whose annual total target compensation has a value of $3 million or greater. The delegation is subject to an aggregate limit of 3,200,000 shares of the Company’s common stock in the form of options and/or restricted stock units (“RSUs”) under the AOL Inc. 2010 Stock Incentive Plan, as amended and restated (the “SIP”), with such grants only to be made on the first and the fifteenth day of each month, or if such day falls on a day that is a non-trading day on the securities exchange on which our shares are listed, the immediately preceding trading day on such exchange.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged

Compensation Advisory Partners LLC (“CAP”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by CAP were conducted under the direction or authority of the Compensation Committee, except for the risk assessment of the Company’s compensation plans as described below.

In addition to CAP, members of our Human Resources, Legal and Finance Departments support the Compensation Committee in its work.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Compensation Programs and Risk Management

We engaged CAP to assist us in conducting a detailed review and analysis of risk associated with the employee compensation plans administered by the Company in 2010, including (i) base pay, (ii) cash-based incentive plans and (iii) sales incentive plans.

Key characteristics of our compensation plans and programs, such as the metrics used in the performance-based programs, the combination and number of metrics used in such programs, the positions eligible to participate, the use and availability of discretion, any individual targets and maximums and the timing of payouts were analyzed based on the level of risk associated with the plans and programs.

The assessment also identified and evaluated characteristics of the plans and programs that mitigate risk associated with compensation, including the processes for calculating payouts under incentive compensation programs (such as third-party verification or determination of performance achieved), approval processes, maximum payouts, use of a combination of long-term and short-term incentive programs with different time horizons for measuring performance, share ownership and equity retention policies for senior executives, the mix of cash bonuses and long-term equity incentive compensation, and multi-year vesting schedules for equity awards.

Based on this detailed review and analysis, management and the Compensation Committee determined that there are no risks arising from the Company’s compensation plans and programs that are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Nominating and Governance Committee, among other things:

•	develops and recommends to the Board our corporate governance principles and otherwise takes a leadership role in corporate governance matters;

•	reviews, evaluates the adequacy of, and recommends to the Board amendments to, our by-laws, certificate of incorporation and other governance policies;

•	reviews and makes recommendations to the Board regarding the purpose, structure, composition and operations of our various Committees;

•	identifies, reviews and recommends directors for election to the Board;

•	oversees the CEO succession planning process, including an emergency succession plan;

•	reviews the compensation for non-employee directors and makes recommendations to the Board;

•	reviews the leadership structure of the Board and annually evaluates the performance of the Chairman of the Board and the Lead Independent Director;

•	oversees the Board’s annual self-evaluation process;

•	reviews and approves related person transactions;

•	reviews and makes recommendations to the Board regarding our response to stockholder proposals for inclusion in our annual proxy statement; and

•

oversees and monitors general governance matters including communications with stockholders, regulatory developments relating to corporate governance and our corporate social responsibility activities.

All of the members of the Nominating and Governance Committee are “independent” as defined by our Corporate Governance Policy and the NYSE listing standards.

Executive Committee

On January 28, 2010, the Board formed the Executive Committee of the Board (the “Executive Committee”) consisting of the Lead Independent Director and the Chairs of the Audit and Finance Committee, the Nominating and Governance Committee and the Compensation Committee in order to provide flexibility to act promptly between regularly scheduled meetings of the Board. The Board has granted to the Executive Committee broad responsibility for exercising the authority of the Board in the oversight of our business during these intervals.

Transactions Committee

On January 26, 2011, the Board formed the Transactions Committee in order to review, approve and/or recommend the terms of acquisitions, divestitures, investments, joint ventures and strategic transactions (collectively, “Transactions”) of the Company. The Board has granted to the Transactions Committee authority to review, authorize and approve Transactions of the Company with a value less than or equal to $100 million in cash or stock or other consideration or any combination thereof that are required to be approved by the Board. The Transactions Committee has also been granted the authority to review and make recommendations to the Board for or against Transactions with a value greater than $100 million and to review, authorize and approve the terms of any significant employee retention or compensation arrangements in connection with Transactions.

GOVERNANCE OF YOUR COMPANY

Our Standards of Business Conduct, our Code of Ethics for Our Senior Executive and Senior Financial Officers, our Corporate Governance Policy, our Committee charters and other corporate governance information are available on our website at www.corp.aol.com/corpgov. Any stockholder also may request them in print, without charge, by contacting our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003.

Standards of Business Conduct

Our Standards of Business Conduct apply to our employees and members of the Board. The Standards of Business Conduct establish policies pertaining to, among other things, employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Our Chief Ethics and Compliance Officer oversees adherence to the Standards of Business Conduct in addition to overseeing our compliance function throughout our business. Our Chief Ethics and Compliance Officer also assists in the communication of the Standards of Business Conduct and oversees employee education regarding its requirements, including online compliance training. All employees worldwide participate in annual business conduct training.

We maintain an employee help line, called the SBC Help Line, which along with the Whistleblower Procedures discussed below are the Company’s primary mechanisms for receiving and acting on business conduct and ethical complaints. Through the SBC Help Line employees can report integrity concerns or seek guidance on business conduct matters. In all circumstances, employees can report integrity concerns and complaints anonymously. The SBC Help Line has a toll-free number for U.S.-based employees, as well as a toll-free international number for employees based outside the United States. Employees may also report integrity concerns via mail, fax or email.

If a complaint is alleged, the report is forwarded to our Chief Ethics and Compliance Officer who then coordinates with internal and outside resources, as appropriate, to investigate reported concerns. The Chief Ethics and Compliance Officer regularly reports to the Audit and Finance Committee all inquiries and complaints submitted through the SBC Help Line and any resulting investigations and corrective actions.

Code of Ethics for Our Senior Executive and Senior Financial Officers

Our Code of Ethics for Our Senior Executive and Senior Financial Officers (the “Code of Ethics”) applies to certain senior management of the Company, including the CEO, CFAO, Controller and senior-most tax executive (and others performing similar senior executive functions at the Company from time to time in the future). Among other things, the Code of Ethics mandates that the designated officers engage in and promote honest and ethical conduct, avoid conflicts of interest and disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict, protect the confidentiality of non-public information about the Company, take all reasonable measures to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the Code of Ethics. Additionally, the Code of Ethics requires that these individuals promote full, fair, accurate, timely and understandable disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the Code of Ethics applies are held accountable for their adherence to it. Our Chief Ethics and Compliance Officer oversees and assists in the communication of the Code of Ethics.

Whistleblower Procedures

With respect to complaints and concerns regarding accounting, internal accounting controls and auditing, and in response to Section 301 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee has established additional procedures, referred to as Whistleblower Procedures. Under these procedures, as under our standard SBC Help Line procedures, any person, including employees of the Company, may anonymously and without fear of retaliation submit an allegation of questionable accounting, internal accounting controls or auditing matters to the Company through the SBC Help Line options described above. These types of complaints and concerns may also be reported to the Company’s Controller. All complaints and concerns are included in the Chief Ethics and Compliance Officer’s regular reports to the Audit and Finance Committee, but if Company management determines that the allegation is both credible and material to the Company’s financial reporting, financial condition or internal controls, management will inform the Audit and Finance Committee promptly.

Corporate Governance Policy

Our commitment to good corporate governance is reflected in our Corporate Governance Policy, which describes the Board’s views on a wide range of governance topics. The Corporate Governance Policy is reviewed no less than annually by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Significant Governance Practices

Non-Employee Director Stock Ownership Guidelines

Pursuant to our Corporate Governance Policy, each non-employee director is expected to own shares of our stock equal in value to three times the annual Board cash retainer within five years from the latter of their initial election to the Board or January 26, 2011, the date of effectiveness of the guidelines. Stock owned outright and unvested RSUs count toward satisfaction of the threshold. Outstanding vested or unvested options do not count toward satisfaction of the threshold. As of April 1, 2011, each of our non-employee directors met the guidelines or had time remaining to do so.

Director Age Limit

The Corporate Governance Policy provides that individuals will not be eligible for nomination or re-nomination to the Board after they reach the age of 80.

Board Composition and Director Nomination Process

Our director recruitment process involves, among other steps: developing criteria for selecting members of the Board; identifying potential candidates; reviewing the potential candidates against the relevant criteria; interviewing the potential candidates; and exchanging relevant information between us and the potential candidates. We have retained an outside executive search firm to assist in the process of identifying and recruiting individuals to serve on our Board.

The Nominating and Governance Committee evaluates director candidates in accordance with the director membership criteria described in our Corporate Governance Policy. The Nominating and Governance Committee evaluates a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of individual directors as well as the composition of our Board as a whole. With regard to the criteria for our Board members, we believe that each director should possess integrity, judgment, acumen, familiarity with our business, independence of thought and the ability to work collegially, as well as the time and ability to make a constructive contribution to the Board. In addition, we endeavor to provide that the Board overall has the appropriate mix of professional skills and background, industry experience, financial expertise (including expertise that would qualify a director as a “financial expert” as that term is defined under the rules and regulations of the SEC), age, diversity and geographic background to fulfill the roles of the Board and its committees. These include skills in the areas of finance, accounting, technology, marketing and general executive management, as well as experience in the areas of advertising, media and government. Finally, we seek to have a substantial majority of the Board members be independent under applicable regulatory requirements and our governance documents, and have a majority of the Board members possess prior experience working closely with, or serving on, the board of a public company.

In connection with the annual director nomination process, the Board evaluates its composition to assess the skills and experience that are currently represented on the Board, as well as those that the Board will find valuable in the future, given the Company’s current position and strategic plans. This evaluation enables the Board to update the Board membership criteria as the Company’s needs evolve over time and to assess the effectiveness of efforts at pursuing diversity.

In connection with the nominations of each of the current Board members for election as directors at the Annual Meeting, the Board considered the biographical information and director qualifications set forth with respect to each Board member under “Item 1—Election of Directors—Nominees for Election as Directors.”

The Nominating and Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee has established procedures for stockholders of the Company to recommend director candidates. Stockholders who wish to recommend director candidates for the Nominating and Governance Committee’s consideration should send their recommendation to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003 and should include:

•	the full name, address and telephone number of the stockholder making the recommendation and of the candidate being recommended;

•	the number of shares of the Company’s stock that are beneficially owned by the stockholder making the recommendation and the amount of time such shares have been held;

•	a description of all arrangements or understandings between the stockholder and the candidate;

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a brief explanation of the value or benefit that the stockholder making the recommendation believes that the candidate would provide to the Company as a director along with a copy of the candidate’s résumé, references and an executed written consent of the candidate to be interviewed by the Nominating and Governance Committee, if the Nominating and Governance Committee chooses to do so in its discretion, and to serve as a director of the Company if so elected; and

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an analysis of the candidate’s qualifications to serve on the Board and on each of the Board’s committees in light of the criteria set forth in the Company’s by-laws and Corporate Governance Policy (including all regulatory requirements incorporated by references therein).

Our amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable advance notice procedures in the Company’s by-laws.

Annual Meeting of Stockholders

We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, we scheduled a meeting of the Board on the day of the Annual Meeting. All ten of the directors who were members of our Board at the time of our 2010 Annual Meeting of Stockholders attended that meeting.

Director Independence and Independence Determinations

Under our Corporate Governance Policy and NYSE rules, a director is not independent unless the Board makes an affirmative determination to such effect. In order to determine that a director is independent, the Board must affirmatively determine that the director has no material relationship with the Company, and the director must satisfy the categorical standards and objective tests set forth under our Corporate Governance Policy and NYSE rules.

In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that exist between the director and the Company, or between entities with which the director is affiliated and the Company. The Board has established categorical standards of director independence to assist it in making independence determinations. These standards set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical standards referred to above, the independent members of the Board determine in their judgment whether such relationship is material.

Our Corporate Governance Policy requires that a substantial majority of the members of the Board and that all the members of the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee be independent under the NYSE regulations. The Board has determined that each of the director nominees including Ms. Dykstra, Ms. Lyne, Ms. Mitchell and Messrs. Dalzell, Ibargüen, Reynolds and Stengel as well as Mr. Powell is independent. Mr. Armstrong, our CEO, is not independent. In addition, during the Board’s annual independence determination in January 2010, the Board determined that each of Mr. Hambrecht (who resigned from the Board in February 2011) and Mr. Wiatt (who resigned from the Board in September 2010) were independent.

Board Leadership Structure

The Board has determined that combining the CEO and Chairman positions is the appropriate leadership structure for AOL at this time. The Board believes that combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. Nevertheless, the Board believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary among companies and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board intends to carefully consider from time to time, including during its annual self-evaluation, whether the CEO and Chairman positions should be combined or separated based on what the Board believes is best for the Company and its stockholders.

The Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important and able to provide effective oversight of management.

The Board has a Lead Independent Director who is elected annually by the independent members of the Board. Currently, the Lead Independent Director is Mr. Reynolds. As set forth in the Company’s Corporate Governance Policy, the responsibilities of the Lead Independent Director include:

•	presiding at executive sessions of the independent directors and at meetings of the Board at which the Chairperson is not present;

•	serving as the liaison between the Chairperson of the Board and the independent directors;

•	approving the schedule, agenda and information for Board meetings (including having the ability to include specific items on those agendas);

•

providing leadership and serving as temporary Chairperson of the Board and CEO in the event of the inability of the Chairperson or CEO to fulfill his role due to crisis or any other event or circumstance that would make leadership by existing management inappropriate or ineffective, in which case the Lead Independent Director or the Corporate Secretary shall convene a meeting of the Board within 24 hours of such event or as soon as otherwise practicable;

•	advising the Chairperson of the Board with respect to consultants who may report directly to the Board;

•	convening executive sessions of the independent directors when necessary and appropriate; and

•	being available, as appropriate, for communication with the Company’s stockholders.

The Board believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board believes that the Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership.

The Board believes that this structure is in the best interest of AOL as it will allow for a balance of power between the CEO and the independent directors and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Executive Sessions

In 2010, non-employee directors of the Board met in executive session, without any employee directors or management present, three times, including one session with only independent directors present. Non-employee directors and independent directors may hold other such sessions at the request of any non-employee director or independent director. Executive sessions of the non-employee directors and independent directors are led by the Lead Independent Director.

Board and Committee Evaluations

Annually the Board and each of its Committees evaluate and discuss their respective performances and effectiveness, as required by our Corporate Governance Policy. These evaluations cover a wide range of topics, including, but not limited to, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Policy and Committee charters, which are posted on our website at www.corp.aol.com/corpgov.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with our Board or a particular member of our Board (including the Lead Independent Director) or with the non-management or independent directors as a group, may do so by addressing such communications to our Corporate Secretary, AOL Inc., 770 Broadway, New York, New York 10003, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees will be forwarded to the Chairman (or Lead Independent Director, as the case may be). Communications that relate to matters that are within the responsibility of one of the Committees will also be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate contact person within the Company. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any independent director who wishes to review them.

Oversight of Risk Management

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. The Board carries out its risk oversight responsibilities primarily through the Audit and Finance Committee, which is responsible for oversight of the Company’s risk management policies and procedures. The Company is exposed to a number of risks including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Audit and Finance Committee discusses with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company’s CFAO is responsible for the Company’s risk management function and works closely with the Company’s senior management to identify risks material to the Company. The CFAO reports regularly to the CEO and the Audit and Finance Committee regarding the Company’s risk management policies and procedures. In that regard, the CFAO meets with the Audit and Finance Committee regularly to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit and Finance Committee also reports to the Board on a regular basis to apprise Board members of its discussions with the CFAO regarding the Company’s risk management efforts. Finally, the CFAO reports directly to the Board at least annually to apprise them directly of the Company’s risk management efforts.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit and Finance Committee assists the Board in fulfilling responsibilities in a number of areas. These responsibilities include, among others: (i) overseeing the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public; (ii) selecting an independent registered public accounting firm (taking into account the vote on ratification by the stockholders); (iii) pre-approving all services to be provided to us by our independent registered public accounting firm; (iv) meeting with our independent registered public accounting firm to review the plan and scope of their proposed financial audit and quarterly reviews, as well as their findings and recommendations upon the completion of the audit and such quarterly reviews; (v) reviewing the independence of our independent registered public accounting firm; (vi) overseeing our internal audit function; (vii) meeting with our independent registered public accounting firm and appropriate financial and accounting personnel regarding our internal controls, critical accounting policies and other matters; and (viii) overseeing all of our compliance, internal controls and risk management policies. To assist it in fulfilling its oversight and other duties, the Audit and Finance Committee regularly meets separately with the internal auditor, the independent registered public accounting firm and management.

Independent Registered Public Accounting Firm and Internal Audit Matters

The Audit and Finance Committee discussed with the Company’s independent registered public accounting firm its plan for the audit of the Company’s annual consolidated financial statements as of and for the year ended December 31, 2010 (the “2010 Financial Statements”), as well as reviews of the Company’s quarterly financial statements. The Audit and Finance Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews of 2010 Financial Statements, as well as its evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. The Audit and Finance Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for 2011.

The Audit and Finance Committee has reviewed and approved the annual internal audit plan for 2011 and has met with the representatives of the internal audit group, with and without management present, to review and discuss internal audit matters.

Financial Statements as of and for the year ended December 31, 2010

Management has the primary responsibility for the financial statements and the reporting process, including its systems of internal and disclosure controls (including internal control over financial reporting). The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles (“GAAP”).

In this context, the Audit and Finance Committee has met and held discussions with management and the independent registered public accounting firm with respect to the 2010 Financial Statements. Management represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP.

In connection with its review of the Company’s year-end financial statements, the Audit and Finance Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit and Finance Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board rules, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls. The Audit and Finance Committee also received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and the Audit and Finance Committee discussed with Ernst & Young its independence from the Company and its management. The Audit and Finance Committee further considered whether the provision by the independent registered public accounting firm of any non-audit services described elsewhere in this Proxy Statement is compatible with maintaining auditor independence and determined that the provision of those services does not impair the independent registered public accounting firm’s independence.

In performing its functions, the Audit and Finance Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. GAAP and the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit and Finance Committee recommended to the Board, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”) filed with the SEC.

Submitted by the Audit and Finance Committee of the Company’s Board of Directors:

Karen Dykstra (Chair)

Alberto Ibargüen

Fredric Reynolds

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval.

The Pre-Approval Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on registered public accounting firm independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company; (ii) would place the independent registered public accounting firm in the position of auditing its own work; (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company; or (iv) would place the independent registered public accounting firm in a position of being an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent registered public accounting firm are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm’s familiarity with the Company’s business, personnel, culture, accounting systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company. The Audit and Finance Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services.

The Audit and Finance Committee has delegated to its Chair the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chair must report her pre-approval decisions to the Audit and Finance Committee at its next regular meeting. The Pre-Approval Policy is designed to help ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the Pre-Approval Policy by requiring the CFAO, pursuant to the Pre-Approval Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm. Management has also implemented internal procedures to promote compliance with the Pre-Approval Policy.

Audit and Non-Audit Fees

In connection with the audit of the 2010 Financial Statements, we entered into an agreement with Ernst & Young which sets forth the terms under which Ernst & Young performed audit services for the Company.

The following table presents the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our financial statements for 2010 and 2009 and the aggregate fees for other services rendered by Ernst & Young billed in those periods (in thousands):

	2010	2009
Audit fees(1)	$5,310	$7,502
Audit-related fees(2)	$307	$21
Tax fees(3)	$849	$249
All other fees	—	—

Total	$6,466	$7,772

(1)	Audit fees related to audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC. Out of the total audit fees, approximately $2.5 million of the 2009 fees represent an allocation of Ernst & Young fees from Time Warner Inc. to the Company. Further, $2.1 million of the 2009 fees relate to Ernst & Young’s audit of the Company’s stand-alone financial statements for the three years ended December 31, 2008. Such services were performed in 2009 in conjunction with the Company’s separation from Time Warner.
(2)	Audit-related fees related primarily to audits related to acquisition, disposition, merger and investment activities and other audit services.
(3)	Tax fees related primarily to tax return preparation and assistance services and to domestic and international tax planning.

The Audit and Finance Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young’s independence and concluded that it was compatible.

The Audit and Finance Committee has selected Ernst & Young to serve as our independent registered public accounting firm for 2011. In this Item 2, we are asking stockholders to ratify the selection of Ernst & Young to serve as our independent registered public accounting firm for 2011. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit and Finance Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young unless you specify otherwise. Ernst & Young has served as the independent registered public accounting firm of the Company since the complete legal and structural separation of AOL from Time Warner Inc. (“Time Warner”) in December 2009, following which we became an independent, publicly-traded company (the “Spin-off”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote to approve the compensation of our named executive officers as disclosed herein. Accordingly, in this Item 3, stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in the Proxy Statement for the Annual Meeting.

The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

Stockholders are encouraged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

Key Financial and Operational Highlights

•	We reduced the payouts for Company performance under the AOL Inc. Annual Bonus Plan (the “ABP”) to 112.5% though we achieved 121.3% against our Company financial targets.

•	We successfully executed our strategy in 2010 to better position ourselves for future growth by, among other things:

•	unlocking significant value for the Company by disposing of non-core assets;

•	gaining key technology, talent, content, products and services through six targeted acquisitions; and

•	removing over $500 million of Adjusted OIBDA (as defined below) expenses, before restructuring and reinvestment in future growth areas.

Key Compensation Practices Highlights

Recent executive compensation program highlights include the following:

•	We adopted an Executive Compensation Recovery Policy.

•	We instituted stock ownership guidelines for our senior executives.

•	We amended our Insider Trading Policy to prohibit hedging arrangements by our directors, officers and employees.

As an advisory vote, this proposal is not binding upon the Board or the Company. If a majority of the votes cast by our stockholders with regard to the resolution are cast in favor or against it, our Board and its Compensation Committee will not be required to change our compensation programs as a result. However, the Board and the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE FOREGOING RESOLUTION APPROVING AOL’S EXECUTIVE COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Item 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Item 3 above is referred to as a “say-on-pay vote.”

In accordance with Section 14A of the Exchange Act, this Item 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should conduct future say-on-pay votes. In this Item 4, stockholders may vote to conduct future say-on-pay votes every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. The Board and the Compensation Committee, which administers the Company’s executive compensation program, value the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s say-on-pay vote by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. As an advisory vote, this proposal is not binding upon the Board or the Company. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2010, about the Company’s outstanding equity compensation awards and shares of common stock reserved for future issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2) (a)	Weighted-average exercise price of outstanding options, warrants and rights(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	9,507,009	$22.69	6,736,204
Equity compensation plans not approved by security holders	0	—	0
Total	9,507,009	$22.69	6,736,204

(1)	Consists of shares that may be issued under the SIP in the form of stock options, stock appreciation rights, restricted stock, RSUs or other stock-based awards.
(2)	Consists of 6,235,769 shares of our common stock issuable upon the exercise of outstanding options and 3,271,240 shares of our common stock issuable upon the vesting of RSUs awarded under the SIP.
(3)	The weighted-average exercise price pertains only to the 6,235,769 outstanding options and not to the outstanding RSUs, which by their nature have no exercise price.

In connection with our acquisition of TheHuffingtonPost.com, Inc. (“HuffingtonPost”) in March 2011, we assumed TheHuffingtonPost.com, Inc. Long-Term Incentive Plan (the “HP Plan”) and, generally, converted into Company shares all HuffingtonPost shares either subject to outstanding options or still available for issuance under the HP Plan. Specifically, as of closing: (1) we converted 706,881 outstanding shares that were subject to HuffingtonPost stock options into 664,075 Company stock options; (2) the remainder of the shares subject to outstanding HuffingtonPost stock options were cashed out pursuant to the merger agreement (all of the cashed-out shares were canceled and will not be returned to the share pool as Company shares under the HP Plan); and (3) a small number of shares subject to HuffingtonPost stock options held by previously terminated employees had been either exercised or forfeited (the forfeited shares were returned to the share pool, and converted into Company shares under the HP Plan). Taking all of these transactions into account, the total number of Company shares remaining subject to either outstanding Company stock options or available for future issuance under the HP Plan is 445,368.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses (i) the elements of our compensation programs applicable to the Named Executive Officers for 2010, (ii) the actions taken in 2010 with respect to compensation for the Named Executive Officers and (iii) the compensation of our Named Executive Officers during 2010.

We refer to the following individuals as Named Executive Officers for 2010:

Name	Title
Tim Armstrong	Chairman and Chief Executive Officer

Arthur Minson	Executive Vice President and Chief Financial and Administrative Officer

Alexander Gounares	Executive Vice President and Chief Technology Officer

Julie Jacobs	Executive Vice President, General Counsel and Corporate Secretary

Ira Parker	Former Executive Vice President, General Counsel and Corporate Secretary

Theodore Cahall, Jr.	Former Executive Vice President and Chief Technology Officer

2010 Financial and Operational Highlights

Our performance exceeded the financial targets set in 2010 under the ABP as follows:

•	We earned $711.3 million of Adjusted OIBDA* against a target of $700 million for 2010—representing 102% achievement against the target.

•	We earned $460.1 million in Free Cash Flow* in 2010 against a target of $275 million—representing 167% achievement against the target.

•	In total, we achieved 121.3% against our financial targets under the ABP on a combined basis with Adjusted OIBDA weighted 70% and Free Cash Flow weighted 30%.*

In addition to exceeding our financial targets under the ABP, we aggressively executed our strategy in 2010 to better position ourselves for future growth by, among other things:

•

unlocking significant value for the Company by disposing of non-core assets like our ICQ operations, the assets associated with our Bebo operations, a portion of our Dulles campus, buy.at and our investments in Brightcove, Inc. and Kayak Software Corporation;

*

For purposes of calculating performance under the ABP, we define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments and restructuring costs. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures, product development costs and principal payments on capital leases. Adjusted OIBDA and Free Cash Flow are non-GAAP financial measures and may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP.

•

gaining key technology, talent and content, products and services through the targeted acquisitions of StudioNow, Inc., 5 Minutes Ltd, Thing Labs, Inc., TechCrunch, Inc., Pictela, Inc. and About.me, Inc.;

•	removing over $500 million of Adjusted OIBDA expenses, before restructuring and reinvestment in future growth areas;

•	increasing our investment in Patch, a community-specific news and information platform dedicated to providing comprehensive and trusted local coverage for individual towns and communities;

•	successfully managing subscription churn to its lowest level in a decade in the fourth quarter of 2010; and

•

introducing a new advertising format that seeks to enhance the consumer experience by improving the aesthetic quality, impact and interactivity of online advertising, while also providing solutions for advertisers looking for innovative ways to showcase their products and services to consumers.

See our 2010 Form 10-K for further details on these developments. As a result of the Company’s 2010 performance against our Adjusted OIBDA and Free Cash Flow measures, each of our continuing Named Executive Officers received an above-target bonus payout under the ABP.

Executive Compensation Highlights

As 2010 was our first full year as an independent public company, we undertook a comprehensive review of our executive compensation practices and, as a result of this review, we:

•

adopted an Executive Compensation Recovery Policy pursuant to which the Company may require an executive to reimburse the Company in certain circumstances in connection with a restatement of our financial statements;

•	instituted stock ownership guidelines for our Named Executive Officers;

•

amended our Insider Trading Policy to prohibit (i) the entry into options, warrants, puts and calls or similar instruments on the Company’s securities, (ii) the entry into hedging arrangements or (iii) the sale of our securities “short”;

•	changed the terms of our equity award agreements to eliminate provisions that provided for pro rata vesting of RSUs upon a termination without cause; and

•	continued our practice of not providing change in control cash severance benefits to our Named Executive Officers.

Philosophy and Process

Our Compensation Principles

In 2010, we were guided by the following principles in determining the compensation of our Named Executive Officers:

•	Competition. Compensation should reflect the competitive marketplace to enable us to attract, retain and motivate talented executives over the long term.

•

Accountability for Business Performance. Compensation should be significantly tied to our financial and operating performance so that executives are held accountable through their compensation for the performance of the business operations for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied, in part, to the executive’s individual performance to encourage and reflect individual contributions to our performance.

Decisions Prior to the Spin-off

Prior to the Spin-off and while we were a wholly-owned subsidiary of Time Warner, all of our employees, including our Named Executive Officers (other than Mr. Gounares), were compensated in accordance with the policies and practices of Time Warner. Specifically, the following significant decisions regarding the compensation of our Named Executive Officers occurred prior to the Spin-off and before we became an independent public company and continue to influence our executive compensation practices and decisions:

•	The terms and conditions of the 2009 Retention Program were approved by Time Warner senior management in consultation with our former CEO and former Chief Financial Officer;

•

The employment agreement of our CEO was approved by the Compensation and Human Development Committee of the Board of Directors of Time Warner following consultations with, and upon recommendations from, senior management of Time Warner; and

•	The employment agreement of our CFAO was negotiated and approved by Time Warner senior management in consultation with our CEO.

Annual Performance Review Process

We determine regular base salary merit increases, annual bonuses and equity grants, if any, through an annual review of all employees, including the Named Executive Officers, to measure individual performance over the course of the performance year against pre-set financial, operational and individual goals. The process assists in confirming that each Named Executive Officer’s compensation is tied to our overall financial and operating performance, the Named Executive Officer’s individual achievement and the Named Executive Officer’s execution of our strategic initiatives and demonstration of our values. The annual performance review process is generally conducted in the fourth quarter of the relevant year and continues into the first quarter of the following year. As part of the annual performance review process, Mr. Armstrong conducts a performance assessment of the other Named Executive Officers and makes recommendations concerning base salary merit increases, equity awards and annual bonuses, if any. For 2010, Mr. Armstrong, in consultation with Kathy Andreasen, the Company’s CPO, conducted the performance assessment of each Named Executive Officer (other than Mr. Parker and Mr. Cahall), and shared the relevant compensation recommendations with the Compensation Committee. Additionally for 2010, the Compensation Committee conducted a performance assessment of Mr. Armstrong and reviewed this assessment with the Board.

Role of Compensation Consultants

We enlist the executive compensation firm Exequity LLP (“Exequity”) to provide guidance to our management on executive compensation matters. Specific services provided by Exequity include, but are not limited to, the identification of relevant peer groups, a review of our executive compensation practices, recommendations on non-employee director compensation, as well as modeling of potential equity pool designs. For the purposes of assessing the appropriateness and competitiveness of our executive compensation programs with respect to pay and program design, Exequity conducts and/or validates external benchmarking analyses relative to selected peer companies. Management utilizes Exequity as a strategic consultant on key decisions and market trends relating to our executive compensation philosophy and programs.

Compensation Advisory Partners LLC was identified and selected by the Compensation Committee as its independent executive compensation advisor pursuant to the Compensation Committee charter. Compensation Advisory Partners LLC works with the members of the Compensation Committee and management to provide strategic guidance to the Compensation Committee regarding executive and director compensation.

Use of Compensation Surveys and Other Comparative Data

Current total compensation levels and pay mix are the result of being a company that restructured its business and executive team significantly in 2010. Specifically, the equity grants that have been made since the time of our Spin-off and through the end of 2010 reflect post-Spin-off grants (Mr. Armstrong, Mr. Minson, Mr. Parker and Ms. Jacobs), contractual inducement equity grants intended as a “buy out” of equity grants made by former employers pursuant to employment agreements negotiated and approved prior to the Spin-off (Mr. Armstrong and Mr. Minson), an inducement equity grant (Mr. Gounares), and a promotional equity grant (Ms. Jacobs). Accordingly, market compensation data has been considered as one reference point among many in these decisions.

In connection with our compensation planning process, our executives’ pay levels are reviewed in the context of both internal equity among similarly situated executives within AOL and external benchmarks comprised of similarly-situated executives at peer companies. For the purposes of the external comparison we have historically referenced external compensation data sources to determine appropriate levels and mixes of compensation. These sources of data include both private compensation surveys (“survey data”) and public SEC filings (e.g., proxy statements and other compensation-related filings) for companies specifically selected as peers for the purposes of pay benchmarking (“proxy data”)—as described in greater detail below.

Annually we participate in and receive competitive pay data based on numerous compensation surveys of public and private technology companies and other multinational companies prepared by a variety of different compensation firms, including Radford Consulting and The Croner Company.

In applying proxy data, we use an “Industry Peer Group” as a reference point as we review our executive compensation programs. The Industry Peer Group includes companies with which we compete for talent, business or investment capital. A list of the companies in the Industry Peer Group is set forth below.

Adobe Systems Incorporated Amazon.com, Inc. Apple Inc. CA, Inc. Comcast Corporation Digital River, Inc. eBay Inc.	Electronic Arts Inc. Google Inc. IAC/InterActiveCorp Interpublic Group of Companies, Inc. Intuit Inc. McAfee, Inc.	Microsoft Corporation News Corporation Omnicom Group Inc. RealNetworks, Inc. Symantec Corporation ValueClick, Inc. Yahoo! Inc.

In reviewing Industry Peer Group pay levels, we have applied the data in two ways. Since pay levels typically correlate with company size (as often measured by revenue), and given that some of the companies in the Industry Peer Group are far larger than AOL (as measured by revenue), management considered the impact of company size on pay levels by reviewing pay benchmarking studies that: (a) included all companies in the Industry Peer Group and (b) excluded those companies in the sample with annual revenues greater than $30 billion (Apple Inc., Comcast Corporation, Microsoft Corporation and News Corporation). After excluding these four companies, median revenues for the remaining companies in the Industry Peer Group for 2009 were $4.4 billion compared to our revenues for 2009 of $3.2 billion, much closer to us than the Industry Peer Group as a whole of $6.6 billion. Our management then applied the Industry Peer Group data—both with and without the four companies mentioned above—as reference points for developing recommendations that were presented to the Compensation Committee.

Elements of Compensation

Our compensation philosophy is reflected in the elements of our executive compensation program, which included the following key components in 2010:

•	annual base salary;

•	annual performance-based cash incentive compensation (i.e., bonus), based on the achievement of our financial and operational goals and individual goals;

•	long-term equity incentive compensation;

•	retirement, health and welfare and other benefit programs provided generally to employees;

•	cash awards in recognition of individual performance in certain limited circumstances; and

•	additional executive benefits, including post-termination compensation in the event of an involuntary termination of employment without cause.

In general, we believe that the elements of compensation reflect a focus on performance-driven compensation, a balance between short-term and long-term compensation and a combination of cash and equity-based compensation. The elements of executive compensation are reviewed by the Compensation Committee and our CEO, our CFAO and our CPO to maintain the amount and type of compensation within appropriate competitive parameters as well as to promote long-term growth.

The charts below show the elements of compensation as a percentage of total direct compensation (which we define as base salary, bonus and equity) for 2010 for the Named Executive Officers, which is also set forth in the 2010 Summary Compensation Table below.

Each element of our executive compensation program and the rationale for providing each such element are described below.

Cash Compensation for 2010

Base Salary

We believe that including a competitive base salary in each Named Executive Officer’s compensation package is appropriate in order to attract, retain and motivate executives capable of leading our business in the complex and competitive environment in which we operate. In setting and reviewing base salaries, we consider the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of our similarly situated executives and published market data (including both the Radford Global Technology Survey and the data for our Industry Peer Group).

The only Named Executive Officer to receive a base salary increase in 2010 was Ms. Jacobs in connection with her promotion to Executive Vice President, General Counsel and Corporate Secretary effective on May 10, 2010. Her annual base salary increased from $335,000 to $450,000. Mr. Armstrong consulted with Dave Harmon, our former Executive Vice President, Human Resources and Corporate Services, to set base salary for Ms. Jacobs at a level appropriate for her position and consistent with benchmarks for general counsel of comparable companies, utilizing both the Radford Global Technology Survey as well as proxy data for our Industry Peer Group. Other than Ms. Jacobs, no Named Executive Officer received a base salary increase during 2010.

2010 Bonus

Mr. Armstrong and Mr. Parker participated in the AOL Inc. Annual Incentive Plan for Executive Officers (the “Executive AIP”), which provides to certain of our executive officers selected by the Compensation Committee the opportunity to receive performance-based annual bonuses that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”). Annual incentive awards under the Executive AIP are funded upon achievement of a single performance measure under the Executive AIP—positive “Adjusted Net Income”—which generally means income from continuing operations as defined under U.S. GAAP, excluding non-recurring items and transactions not indicative of our core operating performance.

For participants in the Executive AIP, the ABP is a sub-plan of the Executive AIP. As such, once the funding threshold for the Executive AIP is certified as having been met, the actual incentive awards are determined using the guidelines and the performance criterion under the ABP, including both financial and individual components, as described below.

In order for the annual incentive awards under the Executive AIP to be deductible as performance-based under Code Section 162(m), in February 2010, the Compensation Committee set a maximum 2010 annual incentive award for all participating executive officers. The Compensation Committee then exercised its negative discretion, as permitted under Code Section 162(m), in determining the actual amounts of the incentive awards based on the ABP guidelines and the individual and Company performance measures described below.

In February 2010, the Compensation Committee approved for Mr. Armstrong a 2010 target bonus of $2,000,000, and a maximum bonus opportunity of $4,000,000. Mr. Armstrong’s 2010 target bonus and maximum bonus opportunities are set forth in his employment agreement, which was negotiated prior to the Spin-off, and are consistent with the limitations contained in the Executive AIP. We had Adjusted Net Income of $596.6 million in 2010, which satisfied the performance requirement of the Executive AIP.

As mentioned above, Mr. Parker was also a participant in the Executive AIP during 2010, but did not receive a bonus under the Executive AIP on account of his departure from the Company in July 2010. None of the other Named Executive Officers participated in the Executive AIP in 2010.

During 2010, Mr. Minson, Ms. Jacobs, Mr. Gounares and Mr. Cahall participated in the ABP, an annual, cash-based incentive plan. The performance criterion for each of these Named Executive Officers under the ABP guidelines includes both financial and individual components. Specifically, our Named Executive Officers’ performance criteria are based 75% on overall Company financial metrics—Adjusted OIBDA and Free Cash Flow—and 25% on individual performance. Of the overall financial metrics component, 70% is based on Adjusted OIBDA and the remaining 30% is based on Free Cash Flow. The Compensation Committee chose the weighting of these metrics because it emphasizes the importance of the Company’s financial performance and reinforces individual accountability for the achievement of an executive’s goals for the year. The award calculated pursuant to the ABP guidelines may not exceed 200% of an individual’s target bonus (as described below), except for Mr. Armstrong whose maximum annual target bonus is $4,000,000 pursuant to his employment agreement and Mr. Minson whose maximum annual target bonus is equal to 300% of base salary pursuant to his employment agreement.

At the beginning of each plan year, Mr. Armstrong and Mr. Minson propose the annual goals—both Company financial metrics and, with respect to executive officers (and other senior management), individual performance metrics—which are then reviewed and approved by the Compensation Committee. The individual performance metrics are based on the Named Executive Officer’s individual performance rating in his or her annual review.

Below are the individual achievements considered for each Named Executive Officer (other than Mr. Parker and Mr. Cahall) for 2010:

Mr. Armstrong executed against an aggressive strategy in 2010 that positioned the Company for future growth. He gained key technology, talent, content, products and services through the targeted acquisitions of StudioNow, Inc., 5 Minutes Ltd, Thing Labs, Inc., TechCrunch, Inc., Pictela, Inc. and About.me, Inc. He unlocked significant value for the Company by disposing of non-core assets such as our ICQ operations, the assets associated with our Bebo operations, a portion of our Dulles campus, buy.at and our investments in Brightcove, Inc. and Kayak Software Corporation. He introduced a new advertising format that seeks to enhance the consumer experience by improving the aesthetic quality, impact and interactivity of online advertising, while also providing solutions for advertisers looking for innovative ways to showcase their products and services to consumers. Mr. Armstrong brought Patch, a community-specific news and information platform dedicated to providing comprehensive and trusted local coverage for individual towns and communities, to 775 towns. Finally, he helped reinvent the hiring process at AOL and led the shift in our culture to better reflect the Company’s passion and drive for our mission and values.

Mr. Minson led the Company to significant financial strength during the year, starting with approximately $150 million in cash and ending with approximately $800 million in cash. He executed on dispositions and shutdowns of Bebo and ICQ, among others. He led key acquisitions that were consistent with our strategy. He created and executed a new budget and long-term financial planning process. He executed our restructuring initiative whereby we removed over $500 million of Adjusted OIBDA expenses, before restructuring and reinvestment in future growth areas.

Mr. Gounares created a standard agile engineering process across the Company and increased the adoption of leading edge open source technologies, speeding up time to market for many products. Mr. Gounares initiated and executed the integration of AOL’s data, content and advertising platform technologies into a common unified platform while introducing state of the art capabilities in real time data processing, demand analysis, structured data, and real time dashboards and analytics. Mr. Gounares also led the introduction of more flexible IT policies and a significant increase in AOL’s 24x7 data center operational measurement and monitoring. Mr. Gounares reinvigorated AOL’s engineering organization and recruited and solidified his senior leadership team.

Ms. Jacobs developed a world-class legal department providing high quality legal services that support the strategic business units in achieving their objectives while appropriately managing risks. She drove process improvement to increase efficiency and cut costs, established a global public policy office to proactively support our business and oversaw our transition to an independent public company. She led the legal team in executing acquisitions and other transactions that were consistent with our strategy. Under her direction, the legal department maintained an ethics and compliance program supporting the values of the Company. Ms. Jacobs created a streamlined and efficient Board planning process to allow the Board to best fulfill its obligation of oversight as we execute against our corporate goals.

The annual target incentive under the ABP guidelines for each employee is reflected as a percentage of base salary.

Below is the 2010 target bonus for each Named Executive Officer:

Named Executive Officer	Target Bonus (as a % of Base Salary)	Target Bonus $
Mr. Armstrong	200%	$2,000,000
Mr. Minson	200%	$1,500,000
Mr. Gounares	100%	$550,000
Ms. Jacobs	75%	$278,000
Mr. Parker	100%	$550,000
Mr. Cahall	75%	$442,500

In February 2010, the Compensation Committee approved Adjusted OIBDA and Free Cash Flow as AOL financial metrics under the ABP guidelines. The Committee selected Adjusted OIBDA and Free Cash Flow because they are important measures of the Company’s financial performance and are consistent (other than with respect to the treatment of restructuring costs) with the measures on which the Company historically has focused its quarterly and annual earnings releases.

The threshold funding level for the ABP is set at $625 million for the Adjusted OIBDA metric and $200 million for the Free Cash Flow metric. There was no guarantee of payout if the threshold was not met and any funding below that level would be determined by the CEO, subject to approval by the Compensation Committee. The target funding level for 2010 was $700 million in Adjusted OIBDA and $275 million in Free Cash Flow, which would have resulted in a funding level of 100%. Funding for performance above $775 million in the Adjusted OIBDA metric and $350 million in the Free Cash Flow metric would be determined by the CEO and subject to approval by the Compensation Committee, subject to the maximum payment level of 200% of target bonus under the ABP for all participants except for Mr. Armstrong and Mr. Minson as described above.

We achieved 121.3% against our 2010 financial targets under the ABP. Specifically, our Adjusted OIBDA achievement in 2010 was $711.3 million, representing 102% achievement against the target. Our Free Cash Flow in 2010 was $460.1 million, representing 167% achievement against the target. The Compensation Committee, however, based on the recommendation of management, exercised its discretion permitted under the ABP to adjust the payout amount under the ABP for Company performance from 121.3% to 112.5% because management and the Compensation Committee believed that the following matters were not indicative of our core operating and financial performance in 2010:

•	the Free Cash Flow benefit resulting from our decision to treat the common stock of Bebo, Inc. as worthless for U.S. income tax reporting purposes; and

•	the Adjusted OIBDA impact of our disposition of our ICQ operations in July 2010.

The Compensation Committee awarded the following amounts to Named Executive Officers for 2010:

Executive	ABP Target Bonus	Individual Performance Grade %	OIBDA/FCF Overall Funding %	Individual Funding (25%)	Company Funding (75%)	Special Individual Performance Award	Total Bonus
Mr. Armstrong	$2,000,000	130%	112.5%	$650,000	$1,687,500	—	$2,337,500
Mr. Minson	$1,500,000	130%	112.5%	$487,500	$1,265,625	$500,000	$2,253,125
Mr. Gounares	$550,000	100%	112.5%	$137,500	$464,063	—	$601,563	(1)
Ms. Jacobs	$278,000	130%	112.5%	$90,350	$234,563	$150,000	$474,913	(2)

(1)	The bonus payout amount for Mr. Gounares reflects a full-year bonus award under the ABP.
(2)	The bonus payout amount for Ms. Jacobs reflects a pro-rated award under the ABP based on her target bonus before and after her promotion on May 10, 2010.

Mr. Cahall separated from employment on May 1, 2010 and Mr. Parker separated from employment on July 15, 2010. Accordingly, they were not eligible to receive payments under the ABP or the Executive AIP, respectively. In recognition of the fact that we are executing a strategic shift to a business focused on primarily generating advertising revenues, our CEO, with the approval of the Compensation Committee, made cash awards to recognize individual performance that played a material role in the achievement of significant Company objectives. Such objectives include (i) the consummation of strategic transactions or initiatives, (ii) the launch of new products and services for the Company’s users or advertisers and (iii) the development of or improvement to strategic infrastructure or technologies.

Only two such bonuses were awarded for 2010. Mr. Minson received a $500,000 cash award due to his leadership role in major corporate initiatives and transactions in 2010. In particular, the Compensation Committee recognized, among other things, Mr. Minson’s leadership role in successfully (i) building the Company’s cash position, (ii) completing six acquisitions, (iii) completing the disposition of three non-core businesses and other assets, (iv) completing the renewal of our search partnership with Google and (v) removing over $500 million of Adjusted OIBDA expenses, before restructuring and reinvestment in future growth areas. Ms. Jacobs received a $150,000 cash award in recognition of her leadership role in successfully (i) providing legal advice and support for major transactions of the Company described above and (ii) managing our transition to an independent public company.

Restricted Stock Unit Make Good Program

In January 2010, the Compensation Committee approved a cash award program designed to compensate our employees, including certain of our Named Executive Officers, who forfeited RSUs of Time Warner upon the Spin-off as provided for in the terms and conditions of the Time Warner equity award agreements. The total value of an employee’s forfeited Time Warner RSUs was determined by multiplying the total number of forfeited RSUs that would have otherwise vested on or prior to April 13, 2012 by $31.05, the average of the high and low market prices of Time Warner common stock on the date of the Spin-off.

The following Named Executive Officers were eligible to participate in the program and receive cash payments in the following amounts, provided they are employed by us on the relevant dates:

Named Executive Officer	April 15, 2010	April 15, 2011	April 13, 2012
Ms. Jacobs	$24,724	$24,724	$49,448
Mr. Parker	$73,022	$73,022	$146,044
Mr. Cahall	$68,604	$68,604	$137,208

On April 15, 2010, Ms. Jacobs received a lump-sum cash payment of $24,724, Mr. Parker received a lump-sum cash payment of $73,022, and Mr. Cahall received a lump-sum cash payment of $68,604 in accordance with the terms of this program. Mr. Cahall separated from employment on May 1, 2010 and Mr. Parker separated from employment on July 15, 2010. Accordingly, they are not eligible to receive the 2011 and 2012 amounts listed in the table above.

General Equity Compensation Strategy

Long-term equity incentive awards are designed not only to provide executives with an opportunity to earn a competitive level of compensation, but also to advance the principle of pay-for-performance, to align the executive’s interests with those of our stockholders and to provide a significant retention tool. Stock options are granted to executives as an incentive to create and increase incremental stockholder value. RSUs are intended to reward and retain key talent, as well as to align executives’ interests with those of stockholders even during periods of stock market fluctuations.

Stock Options

We grant stock options because we believe that they provide employees with a strong commitment to maintain employment with us and focus on creating long-term stockholder value. The exercise price of options awarded is the closing price of our common stock on the date of grant. Because the ultimate value received by option holders is directly tied to increases in our stock price, stock options serve to link the interests of management and stockholders and to motivate executives to make decisions that will increase the long-term total return to stockholders. Additionally, grants under the SIP include a four-year vesting schedule and termination provisions that the Compensation Committee believes will encourage option holders to remain employed with us on a long-term basis.

Restricted Stock Units

We also award RSUs representing full value shares of our common stock. RSUs are intended to promote retention and alignment of executive interests with the interests of our stockholders. The Compensation Committee believes that RSUs enhance retention value as they vest over time. Our RSUs generally vest over a four-year period.

Factors Influencing Equity Compensation for 2010

Our approach to granting equity compensation to our Named Executive Officers (and other top executives) immediately following the Spin-off in 2009 was influenced largely by our intent to align the interests of our Named Executive Officers (and other top executives) with those of our stockholders as quickly as possible. We felt that the most effective use of our share pool was to grant our executive officers, including our Named Executive Officers, significant post-Spin-off equity awards in order to deliver the maximum possible incentive. We believe that this approach demonstrates that our executive officers have a strong commitment to our stockholders.

Due in large part to the aforementioned strategy for granting equity immediately following the Spin-off from Time Warner, equity grants to Named Executive Officers in 2010 were not based on specific target values or driven by external market data or related considerations. Instead, the grants to Named Executive Officers in 2010 were made in connection with the terms of Named Executive Officers’ employment agreements, to offer competitive equity to attract new leadership to the Company and for promotions.

2010 Employment Agreements

Mr. Gounares

On May 10, 2010, AOL entered into an employment agreement with Mr. Gounares to set forth the key terms of his employment with AOL as Executive Vice President and Chief Technology Officer. Mr. Gounares’ employment term is from May 13, 2010 to May 12, 2014, which was set at four years to reflect our standard practice as well as for retention purposes. Mr. Armstrong consulted with Mr. Harmon to set total target compensation for Mr. Gounares at a level appropriate for his position and consistent with benchmarks for chief technology officers of comparable companies, utilizing both the Radford Global Technology Survey as well as proxy data for our Industry Peer Group. In order to recruit Mr. Gounares, Mr. Armstrong and Mr. Harmon also considered the compensation Mr. Gounares would forfeit when he ceased employment with his former employer. On May 8, 2010, the Compensation Committee approved the material terms of the proposed compensation, the terms of the employment agreement and an equity award of 49,938 RSUs and a stock option for 249,688 shares, with a value of $3,000,000, with 60% in a stock option and 40% in RSUs, effective May 13, 2010. Mr. Gounares’s base salary was set at $550,000 and his annual target bonus opportunity was set at 100% of base salary. The specific number of shares subject to the stock options and RSUs granted to Mr. Gounares reflect what was negotiated between Mr. Gounares and management of the Company in connection with Mr. Gounares’ employment agreement. Mr. Gounares’ employment agreement provides that he will receive an equity award each fiscal year during the term of his employment, with a value of at least $1,000,000. In order to compensate Mr. Gounares for certain benefits and payments that he forfeited when he ceased employment with his previous employer and the fair market value of the assets which Mr. Gounares agreed to sell to us, the Compensation Committee also approved cash signing payments which in the aggregate equaled $2,000,000. The signing payments were comprised of a

$116,000 payment in exchange for the assets of Mr. Gounares’ business, an online project management service, and a $1,884,000 payment to compensate Mr. Gounares for the equity-based awards and bonuses he forfeited when he ceased employment with his previous employer.

Ms. Jacobs

On June 11, 2010, AOL entered into an employment agreement with Ms. Jacobs in connection with her promotion to Executive Vice President, General Counsel and Corporate Secretary to set forth the key terms of her continued employment with us in her new role. Mr. Armstrong consulted with Mr. Harmon to set total target compensation for Ms. Jacobs at a level appropriate for her position and consistent with benchmarks for general counsel of comparable companies, utilizing both the Radford Global Technology Survey as well as proxy data for our Industry Peer Group. On June 10, 2010, the Compensation Committee approved the material terms of the proposed compensation and the terms of her employment agreement, and on June 30, 2010, the Compensation Committee approved an award of 73,855 RSUs and a stock option for 164,122 shares, effective July 1, 2010, with a value of $2,500,000, with 60% in RSUs and 40% in a stock option. Effective May 10, 2010, Ms. Jacobs’ base salary was increased to $450,000 and her target annual bonus was increased to 75% of base salary. During Ms. Jacobs’ term of employment, her employment agreement provides that she is eligible to participate in any grants or awards of long-term equity incentives which are offered to all other Executive Vice Presidents of the Company.

Termination and Severance Packages

We have determined the size and features of the termination and severance packages that executive officers would receive in the event of an involuntary termination of employment without “cause” (generally as defined in the employment agreements with our Named Executive Officers) primarily in connection with the entry into employment agreements and individually negotiated severance agreements. The severance payment amounts and other post-termination provisions of the employment agreements generally reflect the Company’s (or in some instances Time Warner’s) negotiations with each individual executive officer, our belief that the terms are appropriate under the circumstances based on the significance of the executive officer’s position with us, our ability to attract and retain talent as a result of executive management changes and the amount of time it would take the executive to locate another position. We believe that the provisions in the employment agreements with our Named Executive Officers governing termination and severance arrangements are consistent with our compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment. We believe that the termination and severance arrangements that we provide to our Named Executive Officers are generally consistent with arrangements being offered by other companies in the technology industry to similarly situated executives.

In general, we provide our executives with the following termination benefits: either a lump sum payment or installment payments equal to a specified number of months of base salary; the prior year’s bonus, if earned and not already paid; an amount equal to the pro rata portion of the current year’s bonus up to the date of termination; and payment of a specified number of months of the cost of medical, dental and vision benefit coverage under COBRA. In general, upon a termination, our executives would forfeit any unvested stock options and, for RSUs awarded in 2009 or 2010, would receive accelerated vesting of pro rata RSUs for the portion of the current vesting period up to the date of termination. For any grants of RSUs made on or after December 8, 2010, there is no accelerated vesting of pro rata RSUs upon a termination without cause. Because Time Warner had different employment agreements and severance arrangements, the employment agreements of Messrs. Armstrong and Minson contain different severance provisions as described below in “—Tabular Executive Compensation Disclosure—Potential Payments Upon a Termination of Employment or Change in Control for 2010.”

We have not generally considered a Named Executive Officer’s right to receive payments and benefits upon an involuntary termination of employment as a factor in annual compensation decisions. We do not view the post-termination benefits as a factor in overall compensation setting due to the fact that a termination without cause or another triggering event may never occur during the applicable Named Executive Officer’s term of employment. For a discussion of the termination and severance packages for our Named Executive Officers, including the terms of the separation agreements with Mr. Parker and Mr. Cahall, see “—Tabular Executive Compensation Disclosure—Potential Payments Upon a Termination of Employment or Change in Control for 2010” below.

Retirement Programs

The Company maintains the AOL Savings Plan, a defined contribution 401(k) retirement plan, in which almost all of the United States-based employees of AOL and its affiliates are eligible to participate. The purpose of this plan is to provide a tax efficient means of saving for retirement. Contributions are limited by law and/or the plan document. In 2010, the Company matched a certain percentage of the value of employee contributions to the AOL Savings Plan. Mr. Armstrong, Mr. Minson, Mr. Parker, Mr. Gounares and Ms. Jacobs all participated in the AOL Savings Plan in 2010. AOL does not maintain a defined benefit pension plan or a non-qualified deferred compensation plan.

Health and Welfare Programs

Our Named Executive Officers participate in health and welfare programs that are generally available to all of our employees in the United States. These include medical coverage, dental coverage, vision coverage, medical and dependent care flexible spending account programs and similar benefit programs. In offering these programs to our employees, our goal is to provide benefit programs that are competitive and that promote the hiring and retention of qualified employees.

Perquisites and Personal Benefits

Except as reflected in the “All Other Compensation” column in the 2010 Summary Compensation Table, we do not generally provide perquisites or personal benefits to our Named Executive Officers that are not available to all of our employees. Mr. Armstrong received reimbursements of $7,488 for premiums under our Group Universal Life insurance program, as required by his employment agreement which was entered into prior to the Spin-off. Mr. Gounares received relocation assistance in connection with the Company’s relocation policy for senior executives.

Code Section 162(m) Considerations

Code Section 162(m) generally limits our ability to deduct compensation over $1 million to certain of our executives unless the compensation qualifies as “performance-based compensation,” as defined in Code Section 162(m). In structuring the compensation programs that apply to those executives, we considered the requirements and consequences of Code Section 162(m). In this regard, we adopted the Executive AIP which provides for the payment of performance-based annual bonuses to certain of our executive officers. Although we have taken into account the potential application of Code Section 162(m) on incentive compensation awards and other compensation decisions, we may approve, in our sole discretion. compensation in excess of $1 million for certain of our executives that does not qualify as “performance-based compensation” for purposes of Code Section 162(m) in order to maintain flexibility to provide competitive levels of compensation for our executive officers.

2010 Executive Compensation Practices

As 2010 was our first year as an independent public company we undertook a comprehensive review of our executive compensation practices, including the following:

Executive Compensation Recovery Policy

The Company adopted an Executive Compensation Recovery Policy pursuant to which, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the United States securities laws as a result of the intentional misconduct by an officer of the Company having a title of Executive Vice President or higher, the Board (or a committee thereof) may require such officer to reimburse the Company for any bonus or other incentive-based or equity-based compensation, including any profits realized from the sale of the Company’s securities, that was paid to such officer during the 12-month period following the first public issuance or filing with the SEC of the financial document of the Company in which the material noncompliance was contained. The independent directors of the Company will determine whether material noncompliance with a financial reporting requirement is the result of intentional misconduct of the officer.

Executive Stock Ownership Guidelines

We instituted stock ownership guidelines for our senior executives. These guidelines specify the following:

•	Chief Executive Officer—must own Company equity equal to or greater than six (6) times his base salary

•	Chief Financial and Administrative Officer—must own Company equity equal to or greater than the lesser of (i) 40,000 shares, or (ii) two (2) times his base salary

•	Named Executive Officers—must own Company equity equal to or greater than the lesser of (i) 18,000 shares or one (1) times his or her base salary

Each of Messrs. Armstrong, Minson and Gounares and Ms. Jacobs is required to reach this ownership threshold by January 26, 2016. For this purpose, ownership of AOL common stock includes only shares that the executive owns outright and unvested RSUs. Until an executive has met the ownership threshold, the executive must retain all shares delivered upon settlement of RSUs. As of April 1, 2011, each of Messrs. Armstrong, Minson and Gounares and Ms. Jacobs met these guidelines. Mr. Parker and Mr. Cahall are no longer employees of the Company and are therefore not required to comply with these guidelines.

Restrictions on Hedging Arrangements for All Employees and Directors

We made changes to our Insider Trading Policy so that our employees, directors and officers, including our Named Executive Officers, bear the economic risk as well as the benefits of owning AOL common stock. In this regard, no director, employee, officer, including Named Executive Officers may (i) enter into options, warrants, puts and calls or similar instruments with respect to the Company’s securities, (ii) enter into hedging arrangements, or (iii) sell such securities “short”.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC.

Submitted by the Compensation Committee of the Company’s Board of Directors:

James Stengel (Chair)

Richard Dalzell

Susan Lyne

Compensation Committee Interlocks and Insider Participation

None of the members of the Board who served on the Compensation Committee in 2010 was ever an officer or employee of the Company or of any of its subsidiaries. During 2010, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Tabular Executive Compensation Disclosure

2010 SUMMARY COMPENSATION TABLE

The following table presents information concerning total compensation paid to each of the Named Executive Officers for his or her service to us for the fiscal years ended December 31, 2010, December 31, 2009 and/or December 31, 2008, as applicable, to the extent he or she was a Named Executive Officer during such year or such information has been previously included in the Company’s filings with the SEC. For additional information regarding salary, incentive compensation and other components of the Named Executive Officers’ total compensation, see “—Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Tim Armstrong	2010	$1,000,000	—	$4,868,244	$7,075,139	$2,337,500	$15,738	$15,296,621
Chairman and Chief Executive Officer	2009	$734,849	—	$5,624,997	$19,132,971	—	$9,161	$25,501,978

Arthur Minson	2010	$750,000	$500,000	$192,623	$247,471	$1,753,125	$7,313	$3,450,532
Executive Vice President and Chief Financial and Administrative Officer	2009	$235,795	$2,385,000	$2,888,480	$3,578,400	—	$5,625	$9,093,300

Alexander Gounares Executive Vice President and Chief Technology Officer	2010	$348,333	$1,884,000	$1,200,010	$2,352,061	$601,563	$36,853	$6,422,820

Julie Jacobs Executive Vice President, General Counsel and Corporate Secretary	2010	$409,271	$219,724	$1,499,995	$1,406,526	$324,913	$8,250	$3,868,679

Ira Parker	2010	$329,646	$293,022	—	—	—	$1,178,416	$1,801,084
Former Executive Vice President, General Counsel and Corporate Secretary	2009	$550,000	$816,875	$2,686,163	$1,146,927	$206,250	$127,350	$5,533,565
	2008	$558,333	—	$491,306	$221,828	—	$129,957	$1,401,424

Theodore Cahall, Jr.	2010	$211,802	$258,604	—	—	—	$1,092,736	$1,563,142
Former Executive Vice President and Chief Technology Officer	2009	$590,000	$1,225,720	—	—	$165,200	$7,350	$1,988,270

(1)	The amount shown for Mr. Gounares reflects a partial-year amount based on his hire date of May 13, 2010. The amount for Ms. Jacobs reflects prior base salary through May 9, 2010 and the increase in base salary as a result of her promotion to Executive Vice President, General Counsel and Corporate Secretary on May 10, 2010. The amount for Mr. Parker reflects a partial year amount based on his separation date of July 15, 2010 and $31,730 in vacation time payout. The amount for Mr. Cahall reflects a partial-year amount based on his separation date of May 1, 2010 and $15,135 in vacation time payout.
(2)	The amount reported for Mr. Minson in 2010 reflects a bonus awarded to Mr. Minson in recognition for his leadership role in major corporate initiatives and transactions in 2010. The amount reported for Mr. Gounares in 2010 reflects the signing payment provided to compensate Mr. Gounares for the equity-based awards and cash bonuses he forfeited when he ceased employment with his previous employer. The amount reported for Ms. Jacobs in 2010 reflects a $150,000 bonus awarded in recognition for her leadership role in providing legal advice and support for major transactions of the Company and managing our transition to an independent public company, $45,000 pursuant to the 2009 Retention Program and $24,724 pursuant to the RSU Make Good Program. The amount reported for Mr. Parker in 2010 reflects $220,000 pursuant to the 2009 Retention Program and $73,022 pursuant to the RSU Make Good Program. The amount reported for Mr. Cahall in 2010 reflects $190,000 pursuant to the 2009 Retention Program and $68,604 pursuant to the RSU Make Good Program. The 2009 Retention Program was developed before the Spin-off in connection with Time Warner’s decision to cease granting equity awards to AOL employees and due to the uncertainty of our continued status as a subsidiary of Time Warner. This transitional cash retention program was designed to provide certain employees additional incentive compensation in order to retain their services during a transition period.
(3)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). We determined the number of shares subject to each of our Named Executive Officer’s option grants on the grant date by multiplying the fair market value (as defined in the SIP) of a share of our common stock on the grant date by a multiplier. The grant date “fair value,” as calculated in accordance with FASB ASC 718 results in a higher per share value for accounting expense purposes than does this methodology. For additional information about the valuation assumptions with respect to equity awards in accordance with FASB ASC 718, refer to Note 8 of our financial statements in our 2010 Form 10-K.
(4)	The amounts set forth in the Non-Equity Incentive Plan column for 2010 reflect awards under the ABP except for the amount set forth for Mr. Armstrong, which reflects an award under the Executive AIP. The award to Mr. Gounares reflects a full-year award under the ABP. The award to Ms. Jacobs reflects a pro-rated award under the ABP based on her target bonus before and after her promotion on May 10, 2010.

(5)	The amounts shown in the All Other Compensation column for 2010 include the following:
(a)	The amount set forth in this column with respect to Mr. Armstrong reflects $8,250 of 401(k) matching contributions and $7,488 for reimbursement for premiums under the Company’s Group Universal Life insurance program, as required by his employment agreement which was entered into prior to the Spin-off.
(b)	The amount set forth in this column with respect to Mr. Minson reflects $7,313 of 401(k) matching contributions.
(c)	The amount set forth in this column with respect to Mr. Gounares reflects $22,246 of aggregate incremental costs to the Company relative to other Company employees in connection with his relocation pursuant to the Company’s executive relocation plan, including housing, shipment of household goods, travel expenses, and closing costs, $10,967 for a tax gross-up on his relocation benefits, as well as $3,640 of 401(k) matching contributions.
(d)	The amount set forth in this column with respect to Ms. Jacobs reflects $8,250 of 401(k) matching contributions.
(e)	The amount set forth in this column with respect to Mr. Parker reflects $1,120,342 in severance, $25,741 in Company-paid COBRA costs, $25,000 for outplacement services and $7,333 of 401(k) matching contributions.
(f)	The amount set forth in this column with respect to Mr. Cahall reflects $1,069,389 in severance, $15,000 for outplacement services and $8,347 in Company-paid COBRA costs.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table presents information with respect to each award of plan-based compensation to each Named Executive Officer in 2010.

Name	Grant Date	Compensation Committee Approval Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
				Target ($)	Maximum ($)
Mr. Armstrong				$2,000,000	$4,000,000
	01/04/2010	12/15/2009	(5)			209,117			$4,868,244
	01/04/2010	12/15/2009	(5)				697,058	$23.91	$7,075,139

Mr. Minson				$1,500,000	$2,250,000
	01/29/2010	01/27/2010	(5)			8,036			$192,623
	01/29/2010	01/27/2010	(5)				25,832	$23.97	$247,471

Mr. Gounares				$550,000	$1,100,000
	05/13/2010	05/08/2010				49,938			$1,200,010
	05/13/2010	05/08/2010					249,688	$24.03	$2,352,061

Ms. Jacobs				$278,000	$556,000
	07/01/2010	06/30/2010				73,855			$1,499,995
	07/01/2010	06/30/2010					164,122	$20.31	$1,406,526

Mr. Parker				$550,000	$1,100,000

Mr. Cahall				$442,500	$885,000

(1)	The amounts shown for Messrs. Minson, Cahall and Gounares and Ms. Jacobs reflect amounts that would be payable under the ABP. The amounts shown for Mr. Armstrong and Mr. Parker reflect amounts that would be payable under the Executive AIP. The amounts for Mr. Gounares reflects a full-year target bonus under the ABP. The amounts for Ms. Jacobs reflects a pro-rated target bonus under the ABP based on her base salary and target bonus before and after her promotion on May 10, 2010. There is no threshold payment in the ABP and the maximum payout under the ABP guidelines is 200% of the target bonus with the exception of Mr. Armstrong whose maximum annual bonus is $4,000,000 pursuant to his employment agreement and Mr. Minson whose maximum annual bonus is 300% of his base salary pursuant to his employment agreement. See “—Compensation Discussion and Analysis—Elements of Compensation—Cash Compensation for 2010—2010 Bonus.”
(2)	Reflects awards of RSUs.
(3)	The exercise price of options awarded under the SIP is the closing price of our common stock on the date of grant.
(4)	See footnote 3 to the 2010 Summary Compensation Table above.
(5)	The Compensation Committee approved awards made to Mr. Armstrong and Mr. Minson in connection with their employment agreements, which were approved by Time Warner prior to the Spin-off.

NARRATIVE TO THE 2010 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN 2010 TABLE

The grants of options to purchase AOL common stock and the awards of RSUs were made under the SIP. Unless otherwise provided in his or her employment agreement, the options were granted and RSUs were awarded to the Named Executive Officers on the following terms and conditions:

•

The per share exercise price for each option is the closing price of a share of our common stock on the date of the grant and the shares underlying each of the options will vest over a four-year period with 25% vesting on the first anniversary of the grant date and thereafter in equal monthly installments for the remaining 36 months. Holders of the stock options are not entitled to receive dividends or dividend equivalents and do not have any voting rights with respect to the shares of Company common stock underlying the stock options.

•

The RSUs vest 50% on the second anniversary of the grant date and the remaining 50% vest in two equal installments on each of the third and fourth anniversaries of the grant date and each RSU, once vested, entitles the holder to receive one share of our common stock within 60 days of the relevant vesting date. Holders of the RSUs are eligible to receive dividend equivalents on unvested RSUs, if and when regular cash dividends are paid on outstanding shares of Company common stock and at the same rate. The awards of RSUs confer no voting rights on holders and are subject to restrictions on transfer and forfeiture prior to vesting.

Employment Agreements with Currently Employed Named Executive Officers

Consistent with our goal of attracting and retaining executives in a competitive environment, we have entered into employment agreements with each of our Named Executive Officers. The employment agreements with the Named Executive Officers who continue to be employed by us are described below.

Employment Agreement with Mr. Armstrong

General. On March 12, 2009, AOL LLC and Time Warner entered into an employment agreement with Mr. Armstrong, which became effective on April 7, 2009. The agreement, pursuant to which Mr. Armstrong serves as our Chairman and CEO, has an initial term through April 7, 2012, and then continues on a month-to-month basis until either party provides the other party with 60-days’ written notice of termination. Mr. Armstrong’s employment agreement provides for a minimum annual base salary of $1 million, an annual cash bonus with a target amount of $2 million and a maximum amount of $4 million and participation in our savings and welfare benefit plans and $50,000 of group life insurance. Mr. Armstrong’s employment agreement also provides for an annual cash payment to him equal to twice the premium he would have to pay to obtain life insurance under the Group Universal Life insurance program made available by AOL in an amount equal to $4 million. The employment agreement was assigned by AOL LLC to AOL in connection with the Spin-off and, effective upon the Spin-off, Time Warner ceased to have any obligations thereunder.

Rollover Restricted Stock Units and Stock Options. In order to compensate Mr. Armstrong for the equity-based awards that he forfeited when he ceased employment with his previous employer, Time Warner agreed to provide Mr. Armstrong with Time Warner equity-based awards with an aggregate grant-date value equal to $10 million in each of 2009 and 2010, and to the extent such equity-based awards were less than $10 million, a make-whole payment in cash. Accordingly, on April 15, 2009, Mr. Armstrong was awarded 253,037 Time Warner RSUs (all of which would have vested on the first anniversary of the grant date) and granted an option to purchase 590,418 shares of Time Warner stock (which would have vested and become exercisable in four equal quarterly installments, and which would have been fully vested and exercisable on the first anniversary of the award date). Upon the Spin-off, all Time Warner equity-based awards that Mr. Armstrong then held were converted, with appropriate adjustments, into AOL equity-based awards under the same terms and conditions (including vesting) as were applicable to his Time Warner equity-based awards immediately prior to the Spin-off. Accordingly, on December 15, 2009, Mr. Armstrong was awarded 339,365 AOL RSUs (which vested on April 15, 2010) and an option to purchase 469,466 shares of AOL stock (which fully vested on April 15, 2010). The per share exercise price for the option is $11.90.

Replacement Restricted Stock Units and Stock Options. In addition, because the Spin-off occurred in 2009, we amended Mr. Armstrong’s employment agreement to provide that AOL (rather than Time Warner) would provide the equity-based award in 2010 with an aggregate grant date value equal to $10 million. Consequently, on December 15, 2009, the Compensation Committee approved the amendment to Mr. Armstrong’s employment agreement and made a 2010 grant to Mr. Armstrong of AOL stock options and RSUs, effective as of January 4, 2010. Accordingly, on January 4, 2010, Mr. Armstrong was granted 209,117 AOL RSUs and granted an option to purchase 697,058 shares of AOL common stock. The per share exercise price for the option is $23.91, which was the closing price of a share of our common stock on the date of the grant, January 4, 2010. The shares subject to the option vest in eight equal quarterly installments over a two-year period beginning on January 4, 2010. The RSUs vested fifty percent (50%) on (and settled in our common stock shortly after) January 4, 2011 and the remaining fifty percent (50%) will vest on January 4, 2012. Each RSU, once vested, entitles Mr. Armstrong to receive one share of our common stock within 30 days of the relevant vesting date.

Spin-off Stock Options. Upon the Spin-off and pursuant to his employment agreement, Mr. Armstrong received an option to purchase 1,593,995 shares of our common stock under the SIP with a per share exercise price equal to the fair market value of a share of our common stock (determined as provided in the employment agreement) and an aggregate exercise price equal to 1.5% of the aggregate value of our common stock outstanding at the time of the Spin-off, subject to a maximum aggregate exercise price of $50 million. Accordingly, on December 15, 2009, the Compensation Committee approved the grant of this option under the SIP, effective as of December 31, 2009. The option entitled Mr. Armstrong to purchase 1,593,995 shares of our common stock, which was determined in accordance with his employment agreement by dividing (1) an amount equal to 1.5% of the aggregate value of our common stock outstanding immediately after the Spin-off by (2) the closing price of a share of our common stock on the date of the grant, December 31, 2009, which was $23.28. The per share exercise price for the option is $23.28. The shares subject to the option vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the Spin-off, respectively.

Employment Agreement with Mr. Minson

General. On August 24, 2009, AOL LLC entered into an employment agreement with Mr. Minson, which became effective on September 8, 2009. The agreement, pursuant to which Mr. Minson serves as our Executive Vice President and Chief Financial Officer, has an initial term through September 7, 2012, and then continues on a month-to-month basis until either party provides the other party with 60-days’ written notice of termination. Mr. Minson’s employment agreement provides for a minimum annual base salary of $750,000, an annual cash bonus with a target amount equal to 200% of base salary and a maximum amount equal to 300% of base salary and participation in our savings and welfare benefit plans. In August 2010, Mr. Minson’s title was changed to Chief Financial and Administrative Officer to reflect his continuing service as the Company’s chief financial officer and assumption of additional administrative responsibilities including human resources, corporate services, corporate communications and business development.

Make-Whole Payment. In order to compensate Mr. Minson for the benefits and payments that he forfeited when he ceased employment with his former employer, on September 15, 2009, Mr. Minson received a lump-sum cash payment equal to $675,000 (the “Make-Whole Payment”). If, however, Mr. Minson voluntarily terminated his employment with us, other than for Good Reason (defined as any “material breach” of the obligations under his employment agreement and described more fully under “Termination of Employment Due to Disability or Death—Mr. Minson—Termination of Employment for Good Reason and Termination of Employment without Cause” below) on or prior to September 8, 2010, Mr. Minson would have had to repay the

Make-Whole Payment to us in full. If Mr. Minson voluntarily terminates his employment with us, other than for Good Reason after September 8, 2010 but on or prior to September 8, 2011, Mr. Minson must repay 50% of the Make-Whole Payment to us.

Make-Whole Restricted Stock Units. On December 15, 2009, in order to compensate Mr. Minson for the equity-based awards that he forfeited when he ceased employment with his former employer, our Compensation Committee approved an award of 40,000 RSUs under the SIP, with an effective date of December 31, 2009. His employment agreement provided that such RSUs would have a grant-date value equal to $1 million (which will vest 50% on each of the first and second anniversaries of the grant date) (the “Make-Whole RSUs”). The Make-Whole RSUs vested fifty percent (50%) on, and settled in our common stock, shortly after, December 31, 2010, and the remaining fifty percent (50%) will vest on, and settle in our common stock shortly after, December 31, 2011.

If, after the Spin-off, we experience a change in control, as defined by our Board, any Make-Whole RSUs then held will vest in full and be settled upon the earliest of (1) the first anniversary of the change in control, as long as Mr. Minson remains employed through such date, (2) the original vesting date of each portion of the Make-Whole RSUs and (3) termination of Mr. Minson’s employment without cause or for Good Reason.

Long-Term Equity-Based Awards. Pursuant to the terms of his employment agreement, Mr. Minson was entitled to receive annual grants of long-term equity-based awards with respect to AOL with a grant-date value equal to $1,500,000 annually, such that the total grant-date value of the equity awards received by Mr. Minson prior to September 7, 2012 would equal no less than $4,500,000 in the aggregate. Pursuant to the terms of Mr. Minson’s employment agreement, the Compensation Committee was permitted to make one or more combined equity-based grants to Mr. Minson in an earlier year intended to cover the annual grants for both the current year and one or more of the later years.

On December 15, 2009, the Compensation Committee determined to grant, effective December 31, 2009, equity awards having a grant date fair value equal to the full $4,500,000 value that was required to be delivered under Mr. Minson’s employment agreement. Consistent with its determination that all members of senior management should receive significant up-front equity awards following the Spin-off, the Compensation Committee decided to combine all of Mr. Minson’s contractually-based equity-based awards in the 2009 grant. This award was comprised of 60% stock options and 40% RSUs. Accordingly, Mr. Minson was granted an option to purchase 360,000 shares of our common stock and was awarded 72,000 RSUs (the “Initial Grant”). The option vests twenty-five percent (25%) on the first anniversary of the grant date, with the remaining seventy-five percent (75%) of the shares subject to the option vesting in equal monthly installments over the remaining 36-month period, such that the option is one hundred percent (100%) vested on the fourth anniversary of the grant date. The RSUs vest fifty percent (50%) on the second anniversary of the grant date and the remaining fifty percent (50%) vests in two equal installments on the third and fourth anniversaries of the grant date. While Mr. Minson’s employment agreement does not entitle him to another annual award for the years covered by this combined grant, his agreement does not prohibit him from receiving additional awards pursuant to the discretion of the Compensation Committee.

The “True-Up” Equity Awards. On December 15, 2009, the Compensation Committee determined the number of RSUs and shares granted subject to an option under the Initial Grant and the number of RSUs subject to the Make-Whole RSUs that it was required to grant in order to deliver the $4,500,000 and $1,000,000 in grant-date value, respectively (measured as the “fair value” using the Black-Scholes option valuation methodology for the options subject to the Initial Grant), by estimating a closing price of our common stock on the grant date, December 31, 2009. When the actual closing price of our common stock on December 31, 2009 became available, the Compensation Committee became aware that the Initial Grant delivered less than the aggregate grant-date value of $4,500,000 and the Make-Whole RSUs delivered less than the aggregate grant-date value of $1,000,000. Accordingly, in order to make up the short-fall in the equity that we were required to deliver under Mr. Minson’s employment agreement, the Compensation Committee approved an additional option and RSU grant with a grant date of January 29, 2010. The additional grant consisted of an option to purchase 25,832 shares of our common stock with an exercise price of $23.97, and 8,036 RSUs. Other than the exercise price, the option has such terms and conditions consistent with the terms of the options granted in the Initial Grant (including a vesting commencement date of December 31, 2009) and 5,166 of the RSUs have such terms and conditions consistent with the RSUs subject to the Initial Grant, and 2,870 of the RSUs have such terms and conditions consistent with the RSUs subject to the Make-Whole RSUs, respectively (including a vesting commencement date of December 31, 2009).

Employment Agreement with Mr. Gounares

On May 10, 2010, AOL entered into an employment agreement with Mr. Gounares to set forth the key terms of his employment as Executive Vice President and Chief Technology Officer. Mr. Gounares’ employment term is from May 13, 2010 to May 12, 2014, and then continues on a month-to-month basis until either party provides the other party with 30-days’ written notice of termination. The initial term for Mr. Gounares was set at four years to reflect our standard practice as well as for retention purposes. Mr. Armstrong consulted with Mr. Harmon to set total target compensation for Mr. Gounares at a level appropriate for his position and consistent with benchmarks for chief technology officers of comparable companies, utilizing both the Radford Global Technology Survey as well as proxy data for our Industry Peer Group.

On May 8, 2010, the Compensation Committee approved the material terms of the proposed compensation, the terms of his employment agreement and an equity award of 49,938 RSUs and a stock option for 249,688 shares effective May 13, 2010, reflecting a value of $3,000,000, with 60% in stock options and 40% in RSUs. Mr. Gounares’ base salary was set at $550,000 and his annual target bonus opportunity was set at 100% of base salary. The RSUs vest 50% on the second anniversary of the grant date and the remaining 50% vests in two equal installments on each of the third and fourth anniversaries of the grant date. The per share exercise price for the option is the closing price of our common stock on the date of grant. The shares subject to the option will vest over a four-year period with 25% vesting on the first anniversary of the grant date and thereafter in equal monthly installments for the remaining 36 months. Mr. Gounares’ employment agreement provides that he will receive an equity award each fiscal year of the term of his employment, with a value of at least $1,000,000.

In order to compensate Mr. Gounares for certain benefits and payments that he forfeited when he ceased employment with his previous employer and the fair market value of the assets which the executive agreed to sell to us, the Compensation Committee approved signing payments which in the aggregate equaled $2,000,000. The signing payments were comprised of a $116,000 payment in exchange for the assets of Mr. Gounares’ business, an online project management service, and a $1,884,000 payment to compensate Mr. Gounares for the equity-based awards and cash bonuses he forfeited when he ceased employment with his previous employer. If Mr. Gounares voluntarily terminates his employment without Good Reason, as defined in his employment agreement and described below in Termination Section, during the first thirty-six (36) months of his employment, Mr. Gounares must repay a pro rata amount of the $1,884,000 payment, which repayment would be based on monthly proration.

Mr. Gounares’ employment agreement also provides that he has twelve (12) months to relocate to Dulles, Virginia. The relocation benefits provided were commensurate with his position as Executive Vice President of the Company and in accordance with the relocation program for senior executives then in effect.

Employment Agreement with Ms. Jacobs

On June 11, 2010, AOL entered into an employment agreement with Ms. Jacobs in connection with her promotion to Executive Vice President, General Counsel and Corporate Secretary effective May 10, 2010 to set forth the key terms of her continued employment with us in her new role. Ms. Jacobs’ employment term is from May 10, 2010 to April 30, 2014, and then continues on a month-to-month basis until either party provides the other party with 30-days’ written notice of termination. The initial term for Ms. Jacobs was set at four years to reflect our standard practice as well as for retention purposes. Mr. Armstrong consulted with Mr. Harmon to set total target compensation for Ms. Jacobs at a level appropriate for her position and consistent with benchmarks for general counsel of comparable companies, utilizing both the Radford Global Technology Survey as well as proxy data for our Industry Peer Group.

On June 10, 2010, the Compensation Committee approved the material terms of the proposed compensation and the terms of her employment agreement and on June 30, 2010, the Compensation Committee approved an award of 73,855 RSUs and a stock option for 164,122 shares, effective July 1, 2010, reflecting a value of $2,500,000, with 60% in RSUs and 40% in a stock option. Effective May 10, 2010, Ms. Jacobs’ base salary was increased from $335,000 to $450,000 and her annual target bonus opportunity was increased from 50% to 75% of base salary. The RSUs vest 50% on May 10, 2012 and the remaining 50% vests in two equal installments on each of May 10, 2013 and May 10, 2014. The per share exercise price for the option is the closing price of our common stock on the date of grant. The shares subject to the option will vest over a four-year period with 25% vesting on May 10, 2011 and thereafter in equal monthly installments for the remaining 36 months. During Ms. Jacobs’ term of employment, her employment agreement provides that she is eligible to participate in any grants or awards of long-term equity incentives which are offered to all other Executive Vice Presidents of the Company.

Ms. Jacobs’ employment agreement also provides that she has twenty-four (24) months to elect to relocate to New York. Her relocation benefits would be in accordance with the relocation program for senior executives then in effect.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The market or payout value of shares, units or other rights was calculated using the NYSE closing price of $23.71 per share of our common stock on December 31, 2010. Neither Mr. Parker nor Mr. Cahall had any outstanding equity awards on December 31, 2010.

	Option Awards							Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Armstrong	12/09/2009	(1)	469,466	—		$11.90	04/15/2019	—		—
	12/31/2009		531,331	1,062,664	(2)	$23.28	12/30/2019	—		—
	01/04/2010		261,396	435,662	(3)	$23.91	01/03/2020	209,117		$4,958,164

Mr. Minson	12/31/2009		90,000	270,000	(4)	$23.28	12/30/2019	92,000	(5)	$2,181,320
	01/29/2010		6,458	19,374	(6)	$23.97	01/28/2020	6,601	(6)	$156,510

Mr. Gounares	05/13/2010		—	249,688	(7)	$24.03	—	49,938	(7)	$1,184,030

Ms. Jacobs	12/31/2009		1,666	5,001	(4)	$23.28	12/30/2019	10,000	(8)	$237,100
	07/01/2010		—	164,122	(9)	$20.31	06/30/2020	73,855	(10)	$1,751,102

Mr. Parker	—		—	—		—	—	—		—

Mr. Cahall	—		—	—		—	—	—		—

(1)	On April 15, 2009, pursuant to his employment agreement, Time Warner awarded Mr. Armstrong Time Warner stock options (scheduled to vest and become exercisable in four equal quarterly installments) and RSUs (scheduled to vest in full on April 15, 2010). In connection with the conversion of Mr. Armstrong’s Time Warner equity awards, these stock options and RSUs converted to AOL Inc. stock options and RSUs on December 9, 2009 under the same terms and conditions (including vesting) as the applicable Time Warner stock options and RSUs. The unvested stock options vested in two equal installments on January 15, 2010 and April 15, 2010. The RSUs vested in full on April 15, 2010 and are reflected in the Option Exercises and Stock Vested During 2010 Table.
(2)	The stock options granted to Mr. Armstrong on December 31, 2009 vest over a three-year period, with one third vesting on each of December 9, 2010, December 9, 2011 and December 9, 2012.
(3)	The stock options granted to Mr. Armstrong on January 4, 2010 vest over a two-year period in eight equal quarterly installments. The RSUs granted to Mr. Armstrong on January 4, 2010 vest over a two-year period in two equal installments on the first and second anniversaries of the grant date.
(4)	The stock options granted to Mr. Minson and Ms. Jacobs on December 31, 2009 vest over a four-year period with 25% vesting on the first anniversary of the grant date (December 31, 2010) and thereafter in equal monthly installments for the remaining 36 months.
(5)	The RSUs granted to Mr. Minson on December 31, 2009 will vest as follows: 72,000 will vest over a four-year period with 50% vesting on December 31, 2011 and the remaining 50% will vest in two equal installments on December 31, 2012 and December 31, 2013. Pursuant to his employment agreement, on December 31, 2009, Mr. Minson received 40,000 RSUs, which vest over a two-year period in two equal installments. The first installment of 20,000 RSUs vested on December 31, 2010 and are reflected in the Option Exercises and Stock Vested During 2010 Table. The remaining 20,000 RSUs are reflected above and will vest on December 31, 2011.
(6)	The stock options and RSUs granted to Mr. Minson on January 29, 2010 vest as follows: The stock options vest over a four-year period with 25% vesting on December 31, 2010 and thereafter in equal monthly installments for the remaining 36 months; 5,166 RSUs will vest over a four-year period with 50% vesting on December 31, 2011 and the remaining 50% vesting in two equal installments on December 31, 2012 and December 31, 2013; and 2,870 RSUs vest over a two-year period in two equal installments, including 1,435 RSUs vested on December 31, 2010 and are reflected in the Option Exercises and Stock Vested During 2010 table and 1,435 RSUs that will vest on December 31, 2011.
(7)	The stock options granted to Mr. Gounares on May 13, 2010 vest over a four-year period with 25% vesting on the first anniversary of the grant date (May 13, 2011) and thereafter in equal monthly installments for the remaining 36 months. The RSUs granted to Mr. Gounares on May 13, 2010 vest over a four-year period with 50% vesting on the second anniversary (May 13, 2012) and the remaining 50% will vest in two equal installments on the third and fourth anniversaries of the grant date (May 13, 2013 and May 13, 2014, respectively).
(8)	The RSUs granted to Ms. Jacobs on December 31, 2009 vest over a four-year period with 50% of the RSUs vesting on the second anniversary of the grant date and the remaining 50% will vest in two equal installments on the third and fourth anniversaries of the grant date.
(9)	The stock options granted to Ms. Jacobs on July 1, 2010 vest over a four-year period with 25% vesting on May 10, 2011, and thereafter in equal monthly installments for the remaining 36 months.
(10)	The RSUs granted to Ms. Jacobs on July 1, 2010 vest over a four-year period with 50% vesting on May 10, 2012 and the remaining 50% will vest in two equal installments on May 10, 2013 and May 10, 2014.

OPTION EXERCISES AND STOCK VESTED DURING 2010

The following table sets forth information concerning option exercises and RSUs that vested during fiscal 2010 by or for the Named Executive Officers. None of the Named Executive Officers exercised any stock options during 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting($)
Mr. Armstrong	339,365	(1)	$9,468,284
Mr. Minson	21,435	(2)	$508,224
Mr. Gounares	—		—
Ms. Jacobs	—		—
Mr. Parker	15,548	(3)	$334,282
Mr. Cahall	—		—

(1)	On April 15, 2010, 339,365 RSUs vested, 153,271 shares were withheld to cover applicable taxes and Mr. Armstrong acquired 186,094 net shares. The value realized on vesting, and the applicable tax withholding, were determined based on the average of the high and low trading price of our common stock on the vesting date, $27.90. Mr. Armstrong received a net value of $4,276,261.
(2)	On December 31, 2010, 21,435 RSUs vested, 7,764 shares were withheld to cover applicable taxes and Mr. Minson acquired 13,671 net shares. The value realized on vesting, and the applicable tax withholding, were determined based on the closing trading price of our common stock on the vesting date, $23.71. Mr. Minson received a net value of $324,139.
(3)	Pursuant to the terms of the applicable RSU award agreement, upon his separation from the Company on July 15, 2010, Mr. Parker vested pro rata in the RSUs that would otherwise have vested on December 31, 2011. Accordingly, on July 15, 2010, 15,548 RSUs vested and 226 shares were withheld to cover Medicare taxes. The applicable tax withholding was determined based on the closing trading price of our common stock on the vesting date, $21.50. Mr. Parker will acquire the remaining 15,322 shares, subject to applicable tax withholding, within sixty days of the next regularly scheduled vesting date, December 31, 2011. The closing price of our common stock on the vesting date will be used to determine the actual value realized on settlement of the 15,322 shares and the amount of any additional withholding.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN

CONTROL FOR 2010

The following summaries and tables describe and quantify the estimated dollar value of potential additional payments and other benefits that would be provided to our Named Executive Officers (or, in the case of death, to their respective estates or beneficiaries) under the executives’ respective employment agreements and equity agreements and our compensation plans following a termination of their employment or a change in control of us, in each case, assumed to have occurred on December 31, 2010. Amounts actually received should any of these triggering events actually occur will vary based on factors such as timing during the year of any such event, the Company’s stock price, and any changes to our benefit arrangements and policies.

The calculations exclude payments and benefits to the extent they do not discriminate in scope, terms or operation in favor of our Named Executive Officers and are available generally to all of our salaried employees, including any accrued vacation pay and medical and other group insurance coverage following disability. Certain payments following a termination of employment without cause are subject to suspension of payment for six months following separation from service if required under Section 409A of the Internal Revenue Code. In addition, receipt of the payments and benefits upon a termination without cause is conditioned on the executive’s execution of a separation agreement or release of claims. If the executive does not execute a separation agreement or release of claims, he or she would not receive a severance payment upon a termination without cause.

TERMINATION WITHOUT CAUSE/FOR GOOD REASON

OR CHANGE IN CONTROL AND TERMINATION WITHOUT CAUSE/FOR GOOD REASON

Named Executive Officer	Cash Severance(1)	Group Benefits Continuation(2)	Equity Awards: Stock Options and RSUs(3)	Other Benefits(4)	Total
Mr. Armstrong
Termination without Cause/for Good Reason	$8,000,000	$21,976	$5,415,110	$10,368	$13,447,454
Change in Control and Termination without Cause/for Good Reason	$8,000,000	$21,976	$5,415,110	$10,368	$13,447,454

Mr. Minson
Termination without Cause/for Good Reason	$6,000,000	$21,976	$1,957,816	—	$7,979,792
Change in Control and Termination without Cause/for Good Reason	$6,000,000	$21,976	$2,453,930	—	$8,475,906

Mr. Gounares
Termination without Cause/for Good Reason	$1,375,000	$25,887	$188,447	—	$1,589,334
Change in Control and Termination without Cause/for Good Reason	$1,375,000	$25,887	$1,184,030	—	$2,584,917

Ms. Jacobs
Termination without Cause/for Good Reason	$1,012,500	$25,887	$296,304	—	$1,334,691
Change in Control and Termination without Cause/for Good Reason	$1,012,500	$25,887	$2,548,367	—	$3,586,754

(1)

The cash severance disclosed for Mr. Armstrong reflects a lump-sum payment equal to (i) the value of the base salary and target annual bonus he would have received if he had remained employed with us through the later of the expiration of his employment term or 24 months following his termination date, in this case 24 months, and

(ii) the target annual bonus for 2010. The cash severance disclosed for Mr. Minson reflects a lump-sum payment equal to (i) two times the sum of base salary and target annual bonus, and (ii) the target annual bonus for 2010. The cash severance disclosed for Mr. Gounares and Ms. Jacobs reflects a lump-sum payment equal to (i) 18 months of base salary and (ii) the target annual bonus for 2010.

(2)	The values set forth for Messrs. Armstrong and Minson are based on continued participation in our health and welfare benefit plans based on active employee rates for 24 months. The values set forth for Mr. Gounares and Ms. Jacobs are based on the cost for such executives’ COBRA premiums for 18 months.
(3)	Pursuant to Mr. Armstrong’s employment agreement and the award agreements governing his equity grants, upon a termination without Cause or for Good Reason occurring on December 31, 2010, the stock options described in “Narrative to the 2010 Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Spin-off Stock Options” that are then outstanding, continue to vest through the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date (both as defined below). Pursuant to Mr. Armstrong’s employment agreement and the award agreements governing his equity grants, upon a termination without Cause or for Good Reason occurring on December 31, 2010, the stock options described in “Narrative to the 2010 Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Replacement Restricted Stock Units and Stock Options” that are then outstanding, vest immediately and the stock options become immediately exercisable. Pursuant to Mr. Armstrong’s employment agreement, if a termination without Cause or for Good Reason occurs after a Change in Control, all stock options and RSUs described above fully and immediately vest upon the earlier of (i) the first anniversary of the Change in Control, (ii) the date on which Mr. Armstrong is terminated without Cause or for Good Reason, or (iii) the original vesting date. The amount shown reflects the value, on December 31, 2010, of the stock options and RSUs that would accelerate under these provisions assuming in the case of a Change in Control, that such Change in Control and the qualifying termination of employment both occurred on December 31, 2010.
Pursuant to his employment agreement, the equity awards for Mr. Minson, upon a termination without Cause or for Good Reason occurring on December 31, 2010, reflect accelerated vesting for any outstanding equity awards that would have otherwise vested after the termination and on or before the Minson Severance Term Date (defined below). Thus, the following equity awards would have accelerated in accordance with Mr. Minson’s employment agreement: (i) the remaining 50% of the Minson Make-Whole RSUs, (ii) 50% of the Initial Grant of stock options, and (iii) 75% of the Initial Grant of RSUs. Applying this accelerated vesting, and taking into account equity awards that vested in accordance with the regular vesting schedule (if any), Mr. Minson would have become vested as follows in the equity awards: (x) 100% in the Minson Make-Whole RSUs, (y) 75% of the Initial Grant of stock options, and (z) 75% of the Initial Grant of RSUs. Following a Change in Control, pursuant to his stock option and RSU award agreements, if Mr. Minson is terminated without Cause or for Good Reason, all stock options and RSUs described above fully and immediately vest upon the earlier of (i) the first anniversary of the Change in Control, (ii) the date on which Mr. Minson is terminated without Cause or for Good Reason or (iii) the original vesting date. The amount shown reflects the value, on December 31, 2010, of the stock options and RSUs that would accelerate under these provisions assuming in the case of a Change in Control, that such Change in Control and the qualifying termination of employment both occurred on December 31, 2010.
Pursuant to the stock option and RSU award agreements, the equity awards for Mr. Gounares and Ms. Jacobs upon a termination without Cause or for Good Reason reflect accelerated vesting of a pro rata portion of the RSUs that would have otherwise vested during the current vesting period and forfeiture of unvested, outstanding stock options. Following a Change in Control, all stock options and RSUs fully and immediately vest upon the earlier of (i) the first anniversary of the Change in Control, (ii) the date on which Mr. Gounares or Ms. Jacobs, as applicable, is terminated without Cause or for Good Reason, or (iii) the original vesting date.
The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of our common stock on December 31, 2010 ($23.71 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of our common stock on December 31, 2010 ($23.71 per share) with respect to RSUs.
(4)	This amount reflects the amount of the pro rata premium of Group Universal Life insurance from January 1, 2011 through December 31, 2012.

TERMINATION OF EMPLOYMENT DUE TO DISABILITY OR DEATH

Named Executive Officer	Base Salary(2)	Bonus(2)	Pro Rata Target Annual Bonus or Average Annual Bonus(3)	Equity Awards Stock Options and RSUs(4)	Other Benefits(5)	Total
Mr. Armstrong(1)
Disability	$951,370	$1,902,740	$2,000,000	$5,415,110	$20,514	$10,289,734
Death	—	—	$2,000,000	$5,415,110	$50,000	$7,465,110

Mr. Minson(1)
Disability	$957,021	$1,914,041	$1,500,000	$2,453,930	$18,695	$6,843,687
Death	—	—	$1,500,000	$2,453,930	—	$3,953,930

Mr. Gounares
Disability	$825,000	—	$550,000	$1,184,030	—	$2,559,030
Death	$825,000	—	$550,000	$1,184,030	—	$2,559,030

Ms. Jacobs
Disability	—	$74,172	$278,000	$2,548,367	—	$2,900,539
Death	—	$74,172	$278,000	$2,548,367	—	$2,900,539

(1)	The disability period for Mr. Armstrong is January 1, 2011 through April 7, 2012 and for Mr. Minson is January 1, 2011 through September 12, 2012.
(2)	The amounts disclosed in the Base Salary and Bonus columns reflect the continued payment by the Company of 75% of each of Mr. Armstrong’s and Mr. Minson’s base salary and average annual bonus during his disability period. The base salary amount disclosed for Mr. Gounares reflects 18 months of base salary. The bonus amount disclosed for Ms. Jacobs reflects the value of her outstanding RSU Make Good payments.
(3)	The amounts disclosed in the Pro Rata Target Annual Bonus or Average Annual Bonus column reflect the full bonus for 2010 at target.
(4)	Pursuant to the terms of the applicable equity award agreements under which the RSUs and stock options were granted, all such outstanding RSUs and stock options will fully vest on the date of the executive’s termination due to death or disability. Stock options will remain exercisable for three years following such termination (but not beyond the ten-year term of such options). The values set forth in the table above are based on (i) the excess (if any) of the closing sale price of our common stock on December 31, 2010 ($23.71 per share) over the exercise price with respect to stock options, and (ii) the closing sale price of our common stock on December 31, 2010 ($23.71 per share) with respect to RSUs.
(5)	The amounts disclosed for Messrs. Armstrong and Minson, in the event of a disability, are based on continued participation in our health and welfare benefit plans based on active employee rates for the disability period. For Mr. Armstrong, in the event of his death, the amount reflects the $50,000 group life insurance pursuant to his employment agreement.

Mr. Armstrong

Termination of Employment for Cause. In the event that Mr. Armstrong’s employment is terminated for “cause” (generally defined as Mr. Armstrong’s (1) conviction of, or no contest plea to, a felony, (2) willful failure or refusal to perform his duties for us, (3) misappropriation, embezzlement or reckless or willful destruction of our property, (4) breach of any duty of loyalty to us, (5) intentional and improper conduct materially prejudicial to our business or (6) violation of the restrictive covenants under his employment agreement), his employment agreement provides he will receive his base salary through the effective date of termination and any bonus that has been earned for any prior year that has not been paid as of termination and will also retain any rights pursuant to the terms of any of our insurance and other benefit plans.

Termination of Employment for Good Reason and Termination of Employment without Cause. In the event that Mr. Armstrong terminates the term of his employment under his employment agreement for Good Reason, defined as due to our material breach of our obligations under his employment agreement (which includes, but is not limited to, (1) our violation of Mr. Armstrong’s rights under his employment agreement with respect to authority, title, reporting lines, duties or place of employment, (2) our failure to cause any successor to expressly assume our obligations under Mr. Armstrong’s employment agreement, (3) if Time Warner had failed to publicly announce, prior to September 13, 2010, its intention to spin off AOL LLC and (4) if Time Warner had retained the right to appoint a majority of our Board following a Spin-off), or if we terminate the term of the employment agreement and terminate Mr. Armstrong’s employment without cause either prior to April 7, 2012 or thereafter, he will receive the payments and retain the rights described under “—Termination of Employment for Cause” above, and also will receive the following additional payments and benefits:

Pro Rata Average Annual Bonus. Mr. Armstrong will receive a lump-sum cash payment equal to the pro rata portion of the average of his two largest annual bonus amounts received in the three most recent calendar years through the effective date of termination of his employment (the “Armstrong Average Annual Bonus”). However, if Mr. Armstrong’s employment is terminated prior to receiving any annual bonus, then the Armstrong Average Annual Bonus will equal his target annual bonus.

Cash Severance. Mr. Armstrong will receive a lump-sum cash payment equal to the value of the base salary and annual bonus (based on the Armstrong Average Annual Bonus) he would have received if he had continued to serve as an employee of us until the later of the expiration of the employment agreement and the second anniversary of the effective date of his termination (the “Armstrong Severance Term Date”).

Group Benefits Continuation. Between the effective date of his termination and the Armstrong Severance Term Date, Mr. Armstrong will continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. The stock options described under “Narrative to the 2010 Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Spin-off Stock Options” above, that Mr. Armstrong then holds will continue to vest and remain exercisable (but not beyond the ten-year term of such options), through the earlier of the Armstrong Severance Term Date or the date Mr. Armstrong commences employment with another employer, other than with a not-for-profit or governmental entity (the “Armstrong Equity Cessation Date”); provided, however, that if Mr. Armstrong is retirement eligible, then all such stock options that would have vested on or before the Armstrong Severance Term Date will vest and become immediately exercisable on the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date, and all such options shall remain exercisable for a period of three years after the earlier of the Armstrong Severance Term Date or the Armstrong Equity Cessation Date.

The RSUs and stock options described under “Narrative to the 2010 Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Armstrong—Replacement Restricted Stock Units and Stock Options” above, that Mr. Armstrong then holds will become immediately vested on the effective date of termination, and such stock options will remain exercisable until the earlier of the Armstrong Equity Cessation Date and the third anniversary of the date his employment terminates (but in no event beyond the expiration of the option’s ten-year term).

Limitations on Payments and Benefits. If Mr. Armstrong accepts full-time employment with any affiliate of us following termination of his employment, he will be required to repay us a pro rata portion of his cash severance. Mr. Armstrong may elect to reduce the amounts payable to him as a result of termination of employment to the extent such payments would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code and would exceed the “safe harbor” amount under Section 280G of the Internal Revenue Code. In addition, certain payments following termination of Mr. Armstrong’s employment may need to be delayed for six months to address the requirements of Section 409A of the Internal Revenue Code.

Release of Claims. Receipt of the foregoing payments and benefits is conditioned on Mr. Armstrong’s execution of a release of claims against us. If Mr. Armstrong does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance, if any such policies exist at the time of termination, and he will receive his base salary through the effective date of his termination and a pro rata portion of the Armstrong Average Annual Bonus through the effective date of his termination.

Disability. If Mr. Armstrong becomes disabled during the term of his employment agreement, for a six-month disability elimination period, he will receive his full base salary for six months and a pro rata bonus (which will be calculated based on the Armstrong Average Annual Bonus). Thereafter, he will be eligible for the following disability benefits:

Bonus and Salary Continuation. After the six-month elimination period, Mr. Armstrong will have a disability period ending on the later of the expiration of the employment agreement or 12 months. During this disability period, Mr. Armstrong will receive an amount equal to 75% of his base salary in effect immediately prior to his disability and 75% of the Armstrong Average Annual Bonus. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by AOL.

Group Benefits Continuation. During the disability period, Mr. Armstrong will also continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Death. Under Mr. Armstrong’s employment agreement, if he dies during the term of his employment agreement, the employment agreement and all of our obligations to make any payments under the agreement will terminate, except that his estate or designated beneficiary will receive his base salary until the last day of the month in which his death occurs and a pro rata bonus for the year in which the death occurs (which will be calculated based on the Armstrong Average Annual Bonus).

Restrictive Covenants. Mr. Armstrong’s employment agreement provides that he is subject to restrictive covenants that obligate him not to disclose any of our confidential matters at any time. During his employment with us and during any disability period, Mr. Armstrong is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, any person or entity that engages in any line of business that is substantially the same as either (1) any line of business that we engage in, conduct or, to his knowledge, have definitive plans to engage in or conduct, and have not ceased to engage in or conduct, or (2) any operating business that is engaged in or conducted by us as to which, to his knowledge, we covenant, in writing, not to compete with in connection with the disposition of such business. However, Mr. Armstrong is permitted to retain investments in certain competing entities that were disclosed by Mr. Armstrong prior to entering into the employment agreement. In addition, for one year following termination of his employment for any reason other than death or disability, Mr. Armstrong is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, Google Inc., Microsoft Corporation, Yahoo! Inc., or their respective affiliates, internet-service subsidiaries or certain successors, or any other entity that competes substantially with us. Further, for one year following termination of his employment for any reason other than death or disability, Mr. Armstrong is not permitted to employ, or cause any entity affiliated with him to employ, any person who was our employee at, or within six months prior to, the effective date of such termination, other than Mr. Armstrong’s secretary or executive assistant and any other employee eligible to receive overtime pay.

Mr. Minson

Termination of Employment for Cause. In the event that Mr. Minson’s employment is terminated for “cause” (generally defined as Mr. Minson’s (1) conviction of, or no contest plea to, a felony, (2) willful failure or refusal to perform his duties for us, (3) misappropriation, embezzlement or reckless or willful destruction of our property, (4) breach of any duty of loyalty to us, (5) intentional and improper conduct materially prejudicial to our business or (6) violation of the restrictive covenants under his employment agreement), he will receive his base salary through the effective date of termination and any bonus that has been earned for any prior year that has been determined and not been paid as of termination and will also retain any rights pursuant to the terms of any of our insurance and other benefit plans.

Termination of Employment for Good Reason and Termination of Employment without Cause. In the event that Mr. Minson terminates his employment agreement for Good Reason, defined as due to our material breach of the obligations under his employment agreement (which means (1) our violation of Mr. Minson’s rights under his employment agreement with respect to authority, reporting lines, duties or place of employment, (2) our violation of Mr. Minson’s rights under his employment agreement with respect to compensation payable to him, (3) if we had failed to expressly assume the obligations of AOL LLC under Mr. Minson’s employment agreement upon the Spin-off or (4) if Time Warner had, prior to a Spin-off, sold all or substantially all of our assets or membership interests to an entity that is not an affiliate of Time Warner), or if we terminate the term of the employment agreement and terminate Mr. Minson’s employment without cause, he will receive the payments and retain the rights described under “—Termination of Employment for Cause” above, and also will receive the following additional payments and benefits:

Pro Rata Target Annual Bonus. Mr. Minson will receive a lump-sum cash payment equal to the pro rata portion of his target annual bonus in effect immediately prior to termination of his employment through the effective date of termination of his employment.

Cash Severance. Mr. Minson will receive a lump-sum cash payment equal to two times the sum of his base salary in effect immediately prior to termination of his employment and his target annual bonus in effect immediately prior to termination of his employment.

Group Benefits Continuation. Between the effective date of his termination and the second anniversary of the effective date of his termination (the “Minson Severance Term Date”), Mr. Minson will continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Equity Awards. The stock options described under “Narrative to the 2010 Summary Compensation Table and the Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Minson—Long-Term Equity-Based Awards” above, that Mr. Minson then holds, will continue to vest through the Minson Severance Term Date, and such stock options will remain exercisable for the period set forth in the relevant stock option award agreement (but not beyond the expiration of the term of such stock option). Any RSUs described under “Narrative to the 2010 Summary Compensation Table and the Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Minson—Long-Term Equity-Based Awards” above, that Mr. Minson then holds, and any Make-Whole RSUs described under “Narrative to the 2010 Summary Compensation Table and the Grants of Plan-Based Awards in 2010 Table—Employment Agreements with Currently Employed Named Executive Officers—Employment Agreement with Mr. Minson—Make-Whole Restricted Stock Units” above, that Mr. Minson then holds, which would have vested on or before the Minson Severance Term Date, will become immediately vested on the effective date of termination, and the RSUs will be settled in shares of our common stock.

Limitations on Payments and Benefits. If Mr. Minson accepts full-time employment with any affiliate of us prior to the Minson Severance Term Date, he will be required to repay to us a pro rata portion of the cash severance payment. The amounts payable to Mr. Minson as a result of a termination of employment are subject to reduction to the extent such payments are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, except that those amounts payable will not be reduced if we determine that without the reduction, Mr. Minson would receive and retain a greater net after tax portion of those payments. In addition, certain payments following termination of Mr. Minson’s employment may need to be delayed for six months to address the requirements of Section 409A of the Internal Revenue Code.

Release of Claims. Receipt of the foregoing payments and benefits is conditioned on Mr. Minson’s execution of a release of claims against us. If Mr. Minson does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance, if any such policies exist at the time of termination, and he will receive his base salary through the effective date of his termination and a pro rata portion of his target annual bonus.

Disability. If Mr. Minson becomes disabled during the term of his employment agreement, for a six-month disability elimination period, he will receive his full base salary for six months and a pro rata bonus. Thereafter, he will be eligible for the following disability benefits:

Bonus and Salary Continuation. After the six-month elimination period, Mr. Minson will have a disability period ending on the later of the expiration of the employment agreement or 12 months. During this disability period, Mr. Minson will receive an amount equal to 75% of his base salary in effect immediately prior to his disability and 75% of his target annual bonus. Any such payments will be reduced by amounts received from workers’ compensation, Social Security and disability insurance policies maintained by us.

Group Benefits Continuation. During the disability period, Mr. Minson will also continue to be eligible to participate in our group benefit plans, including medical and other group insurance (other than disability insurance), but will not be eligible to contribute to any retirement plans or receive any additional grants of our equity-based awards.

Death. Under Mr. Minson’s employment agreement, if he dies during the term of his employment agreement, the employment agreement and all of our obligations to make any payments under the agreement will terminate, except that his estate or designated beneficiary will receive his base salary until the last day of the month in which his death occurs and a pro rata bonus for the year in which the death occurs (which will be calculated based on Mr. Minson’s target annual bonus).

Restrictive Covenants. Mr. Minson’s employment agreement provides that he is subject to restrictive covenants that obligate him not to disclose any of our confidential matters at any time. During his employment with us and during any disability period, Mr. Minson is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, any person or entity that engages in any line of business that is substantially the same as either (1) any line of business that we engage in, conduct or, to his knowledge, have definitive plans to engage in or conduct or (2) any operating business that is engaged in or conducted by us as to which, to his knowledge, we covenant, in writing, not to compete with in connection with the disposition of such business. In addition, for one year following termination of his employment for any reason other than death or disability, Mr. Minson is not permitted to compete with us by providing services to, serving in any capacity for or owning certain interests in, Google Inc., IAC/InterActiveCorp., Microsoft Corporation or Yahoo! Inc., or any of their respective subsidiaries or affiliates, or any successor thereto, or any other pure play internet company that, during the one-year period preceding the effective date of such termination, derived a majority of its revenues from online advertising. Further, for one year following termination of his employment for any reason other than death or disability, Mr. Minson is not permitted to employ, or cause any entity affiliated with him to employ, any person who was our employee at, or within six months prior to, the effective date of such termination, other than Mr. Minson’s secretary or executive assistant and any other employee eligible to receive overtime pay.

Mr. Gounares and Ms. Jacobs

Termination of Employment for Cause. With respect to Mr. Gounares and Ms. Jacobs, in the event that the executive’s employment is terminated by us for “cause” (which is generally defined as (i) the executive’s conviction of, or guilty plea to, a felony; (ii) the executive’s failure or refusal to perform his or her duties with us; (iii) fraud, embezzlement, misappropriation or material destruction of our property; (iv) the executive’s breach of any statutory or common law duty of loyalty to us; (v) the executive’s violation of the restrictive covenants under his or her employment agreement; (vi) the executive’s improper conduct substantially prejudicial to our business; (vii) the executive’s failure to cooperate in any internal or external investigation involving us; or (viii) the executive’s indictment for a felony alleging fraud, embezzlement, misappropriate or destruction of Company property or with respect to another third-party), the executive would (1) receive his or her base salary through the effective date of termination and (2) retain any rights pursuant to any of our insurance or other benefit plan.

Termination of Employment for Good Reason and Termination of Employment without Cause. In Mr. Gounares’ and Ms. Jacobs’ employment agreements, a termination of employment for Good Reason is defined as (i) executive no longer reports to the CEO; (ii) a relocation of the executive’s principal office to a location which is more than 50 miles from its location as of the date of the agreement without executive written consent; (iii) a material diminution in executive’s duties, responsibilities or authority; or (iv) a material diminution in the executive’s then base salary. In the event of a termination of employment for Good Reason or without Cause, the executive would receive his or her base salary through the effective date of termination and, in exchange for execution of the Company’s standard separation agreement, which includes, a release of claims against us, the executive would receive the following payments and benefits:

Cash Severance. After the effective date of termination of employment, the executive would receive a lump sum payment (Ms. Jacobs) or installment payments (Mr. Gounares) equal to 18 months of his or her base salary in effect immediately prior to his or her termination of employment.

Pro Rata Annual Bonus. The executive would receive a pro rata portion of his or her target annual bonus for the current year, payable in a lump sum.

Group Benefits Continuation. Beginning on the first day of the calendar month following the termination of his or her employment, we would pay the cost of medical, dental and vision benefit coverage under COBRA for 18 months.

Equity Award Agreements. The agreements that govern the stock options granted to Mr. Gounares and Ms. Jacobs do not provide for any vesting solely following a termination of the executive’s employment by us without “cause.”

The agreements that govern the RSUs awarded to Mr. Gounares in 2010 and Ms. Jacobs in 2009 and 2010 generally provide that if we terminate the executive’s employment without “cause” (as defined under the employment agreements), a pro rata portion of RSUs that were scheduled to vest at the next vesting date would vest on the date of separation and be distributed according to the original vesting schedule.

Change in Control. The employment agreements for Mr. Gounares and Ms. Jacobs do not provide for any additional benefits as a result of a change in control. The agreements that govern the stock option grants and restricted stock unit awards do not provide for vesting solely upon a change in control.

Retirement. The employment agreements for Mr. Gounares and Ms. Jacobs do not provide for any additional benefits as a result of retirement.

Disability. If we terminate Mr. Gounares’ or Ms. Jacobs’ employment due to “disability” (as defined under our long-term disability plan), he or she (1) is entitled to receive his or her base salary through the effective date of termination and (2) retains any rights pursuant to any insurance or other benefit plans we offer. Pursuant to his employment agreement, Mr. Gounares will also receive a lump sum payment equal to 18 months of his base salary in effect immediately prior to his termination of employment due to disability. Pursuant to the RSU Make Good Program, Ms. Jacobs will also receive a lump sump payment equal to the amount of any outstanding RSU Make Good payments upon a termination due to disability. Mr. Gounares and Ms. Jacobs will not receive any additional payments or other benefits under their employment agreements. Under the terms of the agreements governing stock options and RSUs, all of these equity awards held by each executive will vest upon his or her “disability” (as defined in the applicable equity award agreements).

Death. In the event of Mr. Gounares’ or Ms. Jacobs’ death, his or her beneficiaries are entitled to receive the executive’s base salary through the date of termination and a pro rata amount of his or her target bonus based on the number of days he or she was employed during the year of death. The executive’s beneficiaries also retain any rights pursuant to any insurance or other benefit plans we offer. Pursuant to his employment agreement, Mr. Gounares will also receive a lump sum payment equal to 18 months of his base salary in effect immediately prior to his termination due to his death. Pursuant to the RSU Make Good Program, Ms. Jacobs will also receive a lump sump payment equal to the amount of any outstanding RSU Make Good payments upon a termination due to death. Mr. Gounares and Ms. Jacobs will not receive any additional payments or other benefits under their employment agreements. Under the terms of the agreements governing awards of stock options and RSUs, all of these equity awards held by Mr. Gounares and Ms. Jacobs will vest upon his or her death.

Other Restrictive Covenants. The employment agreements with Mr. Gounares and Ms. Jacobs provide that each executive is subject to restrictive covenants which provide that he or she will not, among other things: (1) disclose any of our proprietary information or confidential matters at any time, (2) solicit our employees for one year following any termination of employment and (3) compete with us while employed and for one year following any termination of employment by participating in the ownership, control or management or being employed by Bloomberg, Demand Studios, Time Warner, Inc., Yahoo! Inc., Google Inc., Microsoft Corporation, IAC/InterActiveCorp., News Corporation, Viacom Inc. or The Walt Disney Company, or their respective affiliates, subsidiaries or successors.

Separation Agreement and Release of Claims with Mr. Parker

General. In connection with the termination of Mr. Parker’s employment, AOL entered into a separation agreement and release of claims with Mr. Parker. Mr. Parker’s separation date from the Company was July 15, 2010.

Cash Severance. The separation agreement provided that Mr. Parker would receive a lump-sum cash payment equal to eighteen months of base salary, $825,000, payable in a lump sum within 30 days following the effective date of his termination of employment. This amount was paid to Mr. Parker on July 30, 2010.

Pro Rata Annual Bonus. The separation agreement provided that Mr. Parker would receive a cash payment equal to $295,342, which represents an amount equal to a pro rata bonus payment under the 2010 ABP for the period between January 1, 2010 and July 15, 2010. This payment was made on July 30, 2010.

Group Benefits Continuation. The separation agreement provided that, if Mr. Parker elected to enroll in COBRA benefits continuation, we would pay the full cost of continued medical, dental and vision benefit coverage under COBRA for Mr. Parker and his qualified beneficiaries for 18 months beginning the first day of the calendar month following the termination of his employment, or $25,741.

Outplacement Services. The separation agreement provided that Mr. Parker could receive up to $25,000 in outplacement services.

Equity Awards. Mr. Parker’s rights under any stock option and RSU awards were determined in accordance with the terms and provisions of the relevant equity plans and award agreements. The agreements that govern stock options generally do not provide for any vesting following termination of employment without cause. The agreements that govern RSUs awarded in 2009 and 2010 generally provide for the vesting following termination of employment without cause of a pro rata amount (based on the period of time from the award date until the date of termination) of RSUs that were scheduled to vest at the next vesting date. Pursuant to the terms of the applicable RSU award agreement, Mr. Parker vested pro rata in 15,548 RSUs that would otherwise have vested on December 31, 2011, based on his separation date of July 15, 2010. These RSU shares will settle and be distributed within sixty days of the next regularly scheduled vesting date, December 31, 2011. See the Option Exercises and Stock Vested During 2010 table for more information regarding these RSUs.

Release of Claims. Receipt of the foregoing payments and benefits was conditioned on Mr. Parker’s execution of a general release of claims.

Restrictive Covenants. Mr. Parker’s separation agreement provided that, during the six-month period following his termination of employment, he was not permitted to compete with us by participating in the ownership of certain interests in, or the control or management of, or be employed by Bloomberg, Demand Studios, Yahoo! Inc., Google Inc., Microsoft Corporation, IAC/InterActiveCorp., News Corporation, Viacom Inc. or The Walt Disney Company, or their respective affiliates, subsidiaries or successors.

Separation Agreement and Release of Claims with Mr. Cahall

General. In connection with the termination of Mr. Cahall’s employment, AOL entered into a separation agreement and release of claims with Mr. Cahall. Mr. Cahall’s separation date from the Company was May 1, 2010.

Cash Severance. The separation agreement provided that Mr. Cahall would receive a lump-sum cash payment equal to eighteen months of base salary, $885,000, payable in a lump sum within 30 days following the effective date of his termination of employment. This amount was paid to Mr. Cahall on May 14, 2010.

Pro Rata Annual Bonus. The separation agreement provided that Mr. Cahall would receive a cash payment equal to $184,389, which represents an amount equal to a pro rata bonus payment under the 2010 ABP for the period between January 1, 2010 and May 1, 2010. This payment was made on May 14, 2010.

Group Benefits Continuation. The separation agreement provided that, if Mr. Cahall elected to enroll in COBRA benefits continuation, we would pay for the full cost of continued medical, dental and vision benefit coverage under COBRA for Mr. Cahall and his qualified beneficiaries for 18 months beginning the first day of the calendar month following the termination of his employment, or $8,347.

Outplacement Services. The separation agreement provided that Mr. Cahall could receive up to 18 months of Company-paid outplacement services, valued at $15,000.

Equity Awards. Mr. Cahall did not hold any equity awards.

Release of Claims. Receipt of the foregoing payments and benefits was conditioned on Mr. Cahall’s execution of a separation agreement and general release of claims.

Restrictive Covenants. Mr. Cahall was subject to a restrictive covenant which provided that, during the twelve-month period following his termination of employment, he was not permitted to compete with us by participating in the ownership of certain interests in, or the control or management of, or being employed by any business that competes with the specific business of the Company in which he was engaged or had material knowledge during the last two years of his employment. The parties agreed to a limited waiver as to Mr. Cahall’s restrictive covenant with respect to Microsoft Corporation.

NON-EMPLOYEE DIRECTOR COMPENSATION

Summary Compensation Information

The Nominating and Governance Committee is responsible for reviewing the compensation of our non-employee directors. Only non-employee directors receive compensation for service on the Board. The compensation paid to our non-employee directors is as follows:

•	an annual cash retainer of $100,000 for service on the Board, with no additional fees for Board or committee meetings attended;

•	an additional annual cash retainer of $20,000 for the chair of the Nominating and Governance Committee, the Audit and Finance Committee and the Compensation Committee;

•	an additional annual cash retainer of $5,000 for each member of the Executive Committee;

•	an additional annual cash retainer of $25,000 for the Lead Independent Director; and

•	an annual equity award with a value of $150,000.

The retainer amounts are pro-rated based on the length of time during the year during which the director served on the Board or the committee, as applicable.

For 2010, the annual equity grant to non-employee directors was made on January 29, 2010, and 50% ($75,000) was in the form of stock options and the remaining 50% ($75,000) was in the form of RSUs. The stock options vested one year from the date of grant, have an exercise price equal to the closing price of AOL’s common stock on the date of grant and have a ten-year term. The RSUs vested one year from the date of grant.

We currently anticipate that our director compensation program will be similarly structured in future years, except as follows:

•	We anticipate that in 2011 and in future years the annual equity awards to be granted to each non-employee director will be made at each annual meeting.

•	We anticipate that annual equity awards to be granted to each non-employee director will be in the form of RSUs.

Non-employee directors are reimbursed for travel and other expenses incurred in the performance of their duties.

Director Compensation in 2010

Tim Armstrong receives no additional compensation for his service as a director. The table below sets forth information regarding compensation earned in 2010 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Richard Dalzell	$100,000	$75,002	$99,919	—	$274,921
Karen Dykstra	$116,827	$75,002	$99,919	—	$291,748
William Hambrecht	$100,000	$75,002	$99,919	—	$274,921
Susan Lyne	$100,000	$75,002	$99,919	—	$274,921
Patricia Mitchell	$125,000	$75,002	$99,919	—	$299,921
Michael Powell	$100,000	$75,002	$99,919	—	$274,921
Fredric Reynolds	$138,461	$75,002	$99,919	—	$313,382
James Stengel	$125,000	$75,002	$99,919	—	$299,921
James Wiatt (6)	$75,000	$75,002	$287,723	$275,000	$712,725

(1)	Amounts in the column “Stock Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award). For information on the valuation assumptions used in these computations, refer to Note 8 – “Equity-Based Compensation and Employee Benefit Plans” in the Notes to the Consolidated Financial Statements included in our 2010 Form 10-K.
(2)	On January 29, 2010, each of our non-employee directors was granted an award of 3,129 RSUs under the SIP. The grant date fair value of each RSU award was $75,002 and was calculated using the closing sale price of the Company’s common stock on the date of grant. All of the RSUs awarded on January 29, 2010 to non-employee directors (with the exception of Mr. Wiatt) were outstanding as of the 2010 fiscal year end, and the non-employee directors (with the exception of Mr. Wiatt) did not hold any other stock awards as of the 2010 fiscal year end. In connection with his resignation from the Board (see footnote 6 below), Mr. Wiatt forfeited all of the RSUs awarded to him on January 29, 2010.
(3)	Amounts shown in the column “Option Awards” present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as exercising a stock option). For information on the valuation assumptions used in these computations, refer to Note 8 – “Equity-Based Compensation and Employee Benefit Plans” in the Notes to the Consolidated Financial Statements included in our 2010 Form 10-K.
(4)	On January 29, 2010, each of our non-employee directors was granted an option to purchase 10,430 shares of common stock under the SIP at an exercise price of $23.97 per share. We determined the number of shares subject to each $75,000 option by dividing $75,000 by the product of $23.97 (which was the closing price of our stock on the grant date) and 0.3. The 0.3 multiplier was used to determine the number of shares subject to each director’s grant on January 29, 2010 in order to achieve uniform option grant results. The 0.3 multiplier had already been used to determine the number of shares to be granted for all prior post-Spin-off grants for employees in December 2009 and January 2010, including Mr. Armstrong’s Spin-off and replacement options, Mr. Minson’s Initial Grant and Mr. Parker’s options granted in December 2009. The actual grant date “fair value” of the shares subject to each such option, as calculated in accordance with FASB ASC 718, results in a higher per share value for accounting expense purposes than does the methodology used to determine the number of shares subject to each option. All of the stock options granted in January 2010 to non-employee directors (with the exception of Mr. Wiatt) were outstanding as of the 2010 fiscal year end, and the non-employee directors (with the exception of Mr. Wiatt) did not hold any other option awards as of the 2010 fiscal year end. In connection with his resignation from the Board (see footnote 6 below), Mr. Wiatt forfeited all of the stock options granted to him on January 29, 2010. Pursuant to Mr. Wiatt’s consulting agreement (see footnote 5 below), on September 15, 2010, Mr. Wiatt was granted an option to purchase 20,525 shares of common stock under the SIP at an exercise price of $23.09 per share, all of which were outstanding as of the 2010 fiscal year end. This option had a grant date fair value of $187,804. Other than the equity awards he received pursuant to his consulting agreement, Mr. Wiatt did not have equity awards outstanding as of the 2010 fiscal year end.
(5)	Represents reimbursement for assistant services fees (in the amount of $25,000) as well as fees for services performed pursuant to a consulting agreement between Mr. Wiatt and the Company (in the amount of $250,000).
(6)	Mr. Wiatt resigned from our Board on September 7, 2010 in order to serve as a strategic advisor to the Company.

Non-Employee Director Stock Ownership Guidelines. Pursuant to the Company’s Corporate Governance Policy, as amended in January 2011, each non-employee director of the Company is expected to, within five years from the latter of his or her initial election to the Board or the date of effectiveness of the guidelines, own shares of the Company’s stock equal in value to three times the annual Board cash retainer. Stock owned outright and unvested RSUs count toward satisfaction of the threshold. Outstanding vested or unvested options do not count toward satisfaction of the threshold.

SHARE OWNERSHIP INFORMATION

The following table provides information as of March 24, 2011 with respect to the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise noted in the footnotes below, each person or entity identified in the table below, to our knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Percentage computations are based on 106,889,981 shares of our common stock outstanding as of March 24, 2011.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Executive Officers:
Mr. Tim Armstrong(a)	2,917,567	2.7%
Mr. Richard Dalzell(b)	13,559	*
Ms. Karen Dykstra(b)	16,759	*
Mr. Alberto Ibargüen	1,000	*
Ms. Susan Lyne(b)	13,559	*
Ms. Patricia Mitchell(b)	14,059	*
Mr. Michael Powell(b)	13,559	*
Mr. Fredric Reynolds(b)	65,559	*
Mr. James Stengel(b)	15,614	*
Mr. Arthur Minson(c)	150,045	*
Mr. Alexander Gounares(d)	62,422	*
Ms. Julie Jacobs(e)	43,251	*
Mr. Ira Parker(f)	—	—
Mr. Theodore Cahall, Jr.(f)	—	—
All directors and executive officers as a group (12 individuals)(g)	3,326,953	3.1%
Principal Stockholders:
Dodge & Cox(h)	13,749,889	12.9%
Capital Research Global Investors(i)	9,211,377	8.6%
BlackRock, Inc.(j)	7,788,635	7.3%
Iridian Asset Management LLC(k)	5,633,988	5.3%

*	Less than 1%.
(a)	Includes 1,436,458 shares of common stock that may be acquired by Mr. Armstrong on or before May 23, 2011 pursuant to options held by him. The amount also includes 514,300 shares held by Armstrong Family Investments LLC, a limited liability company held solely by Mr. Armstrong and members of his immediate family. The amount also includes 194,857 shares issued to Polar Capital Group, LLC, in satisfaction of our obligation to return Mr. Armstrong’s original investment in Patch Media Corporation in shares of our common stock. Mr. Armstrong disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. See “Certain Relationships and Related Party Transactions—Related Person Transactions—Patch Acquisition.”
(b)	Includes 10,430 shares of common stock that may be acquired by Messrs. Dalzell, Powell, Reynolds and Stengel, Ms. Dykstra, Ms. Lyne and Ms. Mitchell on or before May 23, 2011 pursuant to options held by each individual.

(c)	Includes 128,610 shares of common stock that may be acquired by Mr. Minson on or before May 23, 2011 pursuant to options held by him.
(d)	Includes 62,422 shares of common stock that may be acquired by Mr. Gounares on or before May 23, 2011 pursuant to options held by him.
(e)	Includes 43,251 shares of common stock that may be acquired by Ms. Jacobs on or before May 23, 2011 pursuant to options held by her.
(f)	Mr. Parker and Mr. Cahall are no longer employed by the Company.
(g)	Includes our current directors as well as individuals listed as Executive Officers in our 2010 Form 10-K.
(h)

Beneficial ownership information is as of December 31, 2010 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by Dodge & Cox with the SEC on February 10, 2011. Dodge & Cox has sole voting power over 13,122,354 shares of our common stock and sole investment power over 13,749,889 shares of our common stock. The securities reported on such Schedule 13G/A are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.

(i)	Beneficial ownership information is as of December 31, 2010 and is based solely on a Schedule 13G/A with respect to the Company’s common stock filed by Capital Research Global Investors with the SEC on February 11, 2011. Capital Research Global Investors is a division of Capital Research and Management Company (“CRMC”) and is deemed to be the beneficial owner of 9,211,377 shares of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors disclaims beneficial ownership of these securities. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.
(j)

Beneficial ownership information is as of December 31, 2010 and is based on a Schedule 13G/A with respect to the Company’s common stock filed by BlackRock, Inc. with the SEC on February 2, 2011. The securities reported on such Schedule 13G were acquired by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC.; BlackRock Investment Management (Australia) Limited; BlackRock (Luxembourg) S.A.; BlackRock Fund Managers Limited; BlackRock Pensions Limited; BlackRock International Limited; and BlackRock Investment Management (UK) Limited. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(k)	Beneficial ownership information is as of December 31, 2010 and is based on a Schedule 13G with respect to the Company’s common stock filed by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy with the SEC on January 26, 2011. Iridian Asset Management LLC, Mr. Cohen and Mr. Levy each have shared voting power over 5,633,988 shares of our common stock and shared investment power over 5,633,988 shares of our common stock. The securities reported on such Schedule 13G are beneficially owned by Iridian Asset Management LLC, in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to beneficially own these shares by virtue of their indirect ownership of Iridian Asset Management LLC and their power to vote and direct the investment of the shares as its joint Chief Investment Officers. Messrs. Levy and Cohen disclaim beneficial ownership of these shares. The address of Iridian Asset Management LLC, Mr. Cohen and Mr. Levy is 276 Post Road West, Westport, Connecticut 06880.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions

Patch Acquisition

On June 10, 2009, prior to the Spin-off, we purchased Patch Media Corporation (“Patch”), a news, information and community platform business dedicated to providing comprehensive local information and services for individual towns and communities, for approximately $7.0 million in cash. Approximately $700,000 of the consideration was held in an indemnity escrow account until the first anniversary of the closing and was paid out on July 15, 2010.

At the time of closing, Tim Armstrong, our Chairman and CEO, held, indirectly through Polar Capital Group, LLC (a private investment company which he founded “Polar Capital”), economic interests in Patch that entitled him to receive approximately 75% of the transaction consideration. Mr. Armstrong’s original investment in Patch, made in December 2007 through Polar Capital, was approximately $4.5 million. In connection with the transaction, Mr. Armstrong, through Polar Capital, waived his right to receive any transaction consideration in excess of his original $4.5 million investment, opting to accept only the return of his initial investment in the form of AOL common stock. In addition, Mr. Armstrong elected to return the $4.5 million (approximately $450,000 of which was held in the indemnity escrow account for a year and paid out in July 2010) that he was entitled to receive in connection with the transaction to us, to be held by us until after the Spin-off. On January 29, 2010, we issued 173,078 shares of AOL common stock to Polar Capital, in partial satisfaction of our contractual obligation to return Mr. Armstrong’s initial investment of approximately $4.5 million in Patch. On July 16, 2010, we issued 21,779 shares of AOL common stock to Polar Capital in full satisfaction of our contractual obligation to return Mr. Armstrong’s initial investment. The issuance of shares of AOL common stock to Polar Capital was exempt from registration under Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

Wiatt Consulting Arrangement

On September 7, 2010, we entered into a Consulting Agreement (the “Consulting Agreement”) with Jim Wiatt, a former director of the Company, whereby Mr. Wiatt provides strategic advice and consultation to the Company’s CEO and other senior executives. Mr. Wiatt resigned from the Board prior to entering into the Consulting Agreement. Pursuant to the terms of the Consulting Agreement, Mr. Wiatt will receive $1 million over the one-year term beginning on September 7, 2010 and ending on September 7, 2011, unless terminated earlier pursuant to the terms of the Consulting Agreement, and reimbursements of reasonable, documented out-of-pocket business expenses, not to exceed 10% of the consulting fee. In addition, Mr. Wiatt was granted an option to purchase 20,525 shares of common stock under the SIP at an exercise price of $23.09 per share. The option vests on September 7, 2011, provided that Mr. Wiatt continues to perform services on that date. In connection with his resignation from the Board, Mr. Wiatt forfeited the stock option to purchase 10,430 shares of common stock and 3,129 RSUs that were granted to him as a Board member in January 2010 and which would have fully vested in January 2011. During the term of the Consulting Agreement and for a three-month period following termination, Mr. Wiatt has agreed not to compete directly with the Company, as defined in the Consulting Agreement, without the advance written approval of the Nominating and Governance Committee.

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect material interest.

Factors which the Nominating and Governance Committee (or the chair as the case may be) may take into account in its determination to approve or ratify a transaction include:

•	the extent of the related person’s interest in the transaction;

•	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction is in the best interest of the Company and its stockholders;

•

whether the transaction is consistent with any conflicts of interest policies set forth in the Company’s Standard of Business Conduct and Code of Ethics for Senior Executive and Senior Financial Officers and other policies; and

•

whether in connection with any transaction involving a non-employee director or nominee for director such transaction would compromise such director’s status as: (1) an independent director under the NYSE Listing Standards or AOL’s independence standards included in its Corporate Governance Policy, (2) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such director serves on the Compensation Committee or (3) an independent director under Rule 10A-3 of the Exchange Act, if such director serves on the Audit and Finance Committee.

The Nominating and Governance Committee (or the chair as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including:

•	conditions relating to ongoing reporting to the Committee and other internal reporting;

•	limitations on the dollar amount of the transaction;

•	limitations on the duration of the transaction or the Committee’s approval of the transaction; or

•	other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such reports, and on written representations from such reporting persons, we believe that during fiscal 2010 all such reporting persons filed the required reports on a timely basis under Section 16(a), except that a single Form 4 was filed late on behalf of Tim Armstrong, the Company’s Chairman and CEO, to report one deemed disposition of shares of Company common stock that were withheld automatically to satisfy a tax liability that arose upon the vesting of RSUs on April 15, 2010.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2012 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2012 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 9, 2011.

In addition, our by-laws require advance notice of stockholder proposals to be brought before a stockholders’ meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2012 Annual Meeting, such a proposal must be received by the Company on or after January 26, 2012 but no later than February 25, 2012. If the date of the 2012 Annual Meeting is advanced by more than 30 days, or delayed by more than 90 days, from the anniversary date of the 2011 Annual Meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement and annual report or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us in writing to our Corporate Secretary at AOL Inc., 770 Broadway, New York, New York 10003, or via phone at (212)  652-6450 and we will deliver a separate copy to you promptly.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If any other matters are properly presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Julie Jacobs

Executive Vice President, General Counsel and Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.corp.aol.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

AOL Inc.

770 Broadway

New York, New York 10003

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01BA3E 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BeloC w Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal (1), FOR Proposals (2) and (3), and 1 YEAR on Proposal (4). 01 - Tim Armstrong 04 - Alberto Ibargüen 07 - Fredric Reynolds 02 - Richard Dalzell 05 - Susan Lyne 08 - James Stengel 03 - Karen Dykstra 06 - Patricia Mitchell 1. Election of Directors: For Against Abstain 2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011. 3. Advisory vote on executive compensation. 4. Advisory vote on the frequency of future advisory votes on executive compensation. For Against Abstain For Against Abstain For Against Abstain Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain 1234 5678 9012 345 MMMMMMMMMMMM MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T 1 1 3 1 5 1 1 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK MMMMMMMMMMMMMMM C123456789 _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 25, 2011. Vote by Internet Log on to the Internet and go to www.envisionreports.com/AOL Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Notice of 2011 Annual Meeting of Stockholders Proxy Solicited by AOL Inc. Board of Directors for Annual Meeting — May 25, 2011 The undersigned hereby appoints TimArmstrong and Julie M. Jacobs, and each of them, the true and lawful proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AOL Inc. to be held on May 25, 2011 at the Crowne Plaza Hotel, Mediterranean Ballroom, 4290 El Camino Real, Palo Alto, CA 94306, at 9:00 a.m. Pacific Time, and at any and all adjournments or postponements thereof, in accordance with the ballot on the reverse side, and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE SIDE. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1), FOR PROPOSALS (2) AND (3), AND 1 YEAR ON PROPOSAL (4). . Proxy — AOL Inc. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.